As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-             and

Registration Nos. 333-             to 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPEEDWAY MOTORSPORTS, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7948	51-0363307
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5555 Concord Parkway South

Concord, North Carolina 28027

Telephone (704) 455-3239

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. O. Bruton Smith

Chairman and Chief Executive Officer

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Telephone (704) 455-3239

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

R. Douglas Harmon

Parker, Poe, Adams & Bernstein L.L.P.

Three Wachovia Center

401 S. Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Telephone (704) 372-9020

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6 3/4% Senior Subordinated Notes due 2013	$100,000,000	100%	$100,000,000	$12,670
Guarantees of Senior Subordinated Notes due 2013*	$100,000,000	100%	$100,000,000	(2)

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(f).
(2)	No separate consideration will be received for the issuance of the Guarantees, and, pursuant to Rule 457(n), there is no separate registration fee for the Guarantees.

        The Registrant and the Additional Registrants (defined below) hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Additional Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	Information regarding additional guarantor registrants (“Additional Registrants”) is contained in the Table of Additional Registrants on the following page.

TABLE OF ADDITIONAL REGISTRANTS

	State or other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code of Additional Registrant’s Principal Executive Offices

Atlanta Motor Speedway, Inc.	Georgia	58-0698318	*

Bristol Motor Speedway, Inc.	Tennessee	62-1016760	*

Charlotte Motor Speedway, LLC	North Carolina	11-3668168	*

INEX Corp.	North Carolina	56-1861546	*

Las Vegas Motor Speedway, Inc.	Delaware	88-0479610	*

Motorsports By Mail, LLC	North Carolina	56-2012747	*

Nevada Speedway, LLC	Delaware	88-0479341	*

SMI Trackside, LLC	North Carolina	11-3663310	*

Speedway Funding, LLC	Delaware	88-0479342	*

Speedway Media, LLC	North Carolina	56-2181451	*

Speedway Properties Company, LLC	Delaware	88-0479340	*

Speedway Sonoma, LLC	Delaware	88-0479344	*

Speedway Systems LLC	North Carolina	56-2062093	*

Speedway TBA, Inc.	North Carolina	56-2058971	*

SPR, Inc.	Delaware	88-0479343	*

TSI Management Company, LLC	North Carolina	16-1679470	*

Texas Motor Speedway, Inc.	Texas	56-1931988	*

Trackside Holding Corporation	North Carolina	55-0816333	*

600 Racing, Inc.	North Carolina	56-1780351	*

*	The name, address, including zip code, and telephone number of each Additional Registrant’s principal executive office is 5555 Concord Parkway South, Concord, North Carolina 28027, (704) 455-3239 and O. Bruton Smith is the agent for service at the same address and telephone number.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PROSPECTUS IS SUBJECT TO COMPLETION AND AMENDMENT,

DATED AUGUST 31, 2004

Exchange Offer For

$100,000,000

6 3/4% Senior Subordinated Notes due 2013

The Company:

•	We are a leading promoter and marketer of motorsports activities in the United States with one of the largest portfolios of major speedway facilities in the motorsports industry.

The Offering:

•	We are offering to exchange, at 100% par value, new registered 6 3/4% Senior Subordinated Notes due 2013 (the “New Notes”) for all of our outstanding unregistered 6 3/4% Senior Subordinated Notes due 2013 (the “Original Notes”) that were issued in a private transaction on July 7, 2004 (collectively, the “Notes”).
•	The exchange offer will not be a taxable event for U.S. federal income tax purposes.
•	The terms of the New Notes are substantially identical to those of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes.
•	Our offer to exchange the Original Notes for the New Notes will be open until 5:00 p.m., New York City time, on , 2004, unless we extend the offer.
•	You should carefully review the procedures for tendering the Original Notes described under the caption “The Exchange Offer” beginning on page 26 of this prospectus. If you do not follow those procedures, we may not exchange your Original Notes for the New Notes.
•	If you fail to tender your Original Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.
•	The exchange offer does not include the $230.0 million in aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2013 that we issued on May 16, 2003 and were exchanged for substantially identical notes registered under the Securities Act of 1933, as amended (the “Securities Act”), effective September 29, 2003 (the “2003 Notes”).

The Senior Subordinated Notes:

•	Maturity: The New Notes will mature on June 1, 2013.
•	Interest Payments: The New Notes will pay interest semi-annually in cash in arrears on June 1 and December 1, commencing on December 1, 2004.
•	Optional Redemption: The New Notes may be redeemed, in whole or in part, on or after June 1, 2008 at the redemption prices described in this prospectus, plus accrued interest. In addition, up to 35% of the aggregate principal amount of the New Notes may be redeemed on or before June 1, 2006, with the net cash proceeds from certain equity offerings.
•	Guarantees: The New Notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of our operative subsidiaries, except for Oil-Chem Research Corporation.
•	Ranking: The New Notes will be our general unsecured obligations. The New Notes will rank in right of payment equally with all of our existing and future senior subordinated debt and will rank senior to all our future debt that expressly provides that it is subordinated to the New Notes. The New Notes will be subordinated in right of payment to our existing and future senior debt and effectively subordinated to the obligations of our non-guarantor subsidiaries. At June 30, 2004, the New Notes would have been subordinated to approximately $100.3 million of senior debt.
•	Market: The New Notes will not trade on any national securities exchange and, therefore, we do not anticipate that an active public market in the New Notes will develop.

You should carefully consider the information and risks set forth in “ Risk Factors” beginning on page 9 before tendering your Original Notes in this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2004.

This prospectus incorporates important business and financial information about the company that is not included or delivered with this prospectus. You may obtain documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus at no cost by writing or telephoning Marylaurel E. Wilks, Speedway Motorsports, Inc., P.O. Box 600, Concord, North Carolina 28026-0600, telephone (704) 455-3239. To obtain timely delivery please make your request for information no later than                     , 2004, which is five business days before the expiration of the exchange offer.

FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. You can identify a forward-looking statement by our use of the words “anticipate,” “approximate,” “estimate,” “expect,” “intend,” “plan,” “may,” “will,” “continue,” “believe,” “objective,” “projection,” “forecast,” “goal,” and similar expressions. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Presently known Risk Factors, beginning on page 9 of this prospectus, which could impact our forward-looking statements, include, but are not limited to, the following factors:

•	Substantial leverage and indebtedness of our company;

•	Subordination of the New Notes to our senior indebtedness;

•	Consumer and corporate spending sentiment;

•	The adverse affect of bad weather on the profitability of our motorsport events;

•	Our relationship with NASCAR;

•	Military actions or national or local catastrophic events;

•	Litigation and insurance costs;

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•	Government regulations affecting us and our sponsors;

•	Loss of key personnel; and

•	Costs associated with capital improvements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SMI

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of the prescribed fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding SMI and other registrants that file electronically with the Commission. The internet address of such site is http://www.sec.gov. Such information may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information regarding SMI also may be found at our internet web site at http://www. gospeedway.com.

As long as any Notes are outstanding, SMI will provide holders of the Notes with the following information after it would have been required or is required to be filed with the Commission:

1.	all quarterly and annual financial information that would be required to be included in Forms 10-Q and 10-K; and

2.	all current reports that would be required to be filed on Form 8-K.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information that we file with them in other documents, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Commission will automatically update and supersede this information. This prospectus incorporates by reference all documents filed by us in the future after the date hereof with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the termination of the offering to which this prospectus relates. Specifically, we incorporate by reference:

1.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

2.	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

3.	our Current Reports on Form 8-K filed on May 18, 2004, June 30, 2004 and July 7, 2004;

4.	our Definitive Proxy Statement, filed with the Commission on March 23, 2004; and

5.	all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the New Notes offered by this prospectus.

This prospectus is a part of a Registration Statement on Form S-4 (the “Registration Statement”) we filed with the Commission. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the

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actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from the Commission as indicated above.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

NASCAR-related and industry data used throughout this prospectus was obtained or derived from industry publications or third-party sources which we believe to be reliable. We cannot assure you that this information is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources.

We have federally registered trademark and service mark rights in “Speedway Motorsports”, “Atlanta Motor Speedway”, “Bristol Motor Speedway”, “Charlotte Motor Speedway”, “Las Vegas Motor Speedway”, “Sears Point Raceway”, “Texas Motor Speedway”, “600 Racing Thunder Roadster”, “Legends Cars”, “Bandolero”, “Atomic Oil”, “WBL”, “Pour A New Engine Into Your Car”, “It Soaks into Metal”, “Linkite”, “Avblend”, “zMax”, “Finish Line Events”, and “Motorsports By Mail”. We also have federally registered trademark and service mark rights concerning “AutoFair”, “Lug Nut”, “Sparky” and our corporate logos. Federal trademark and service mark registrations are pending with respect to “Seal of Champions”, “The Great American Speedway!”, “Fans First”, “Official Seal of Racing”, “Speedway World”, “The Speedway Club”, “Top the Cops”, “Texas International Raceway” and “Wild Man Industries”, among others.

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PROSPECTUS SUMMARY

This summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you. You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus and the other documents to which this prospectus refers. As used in this prospectus, all references to the “Company,” “SMI,” “we,” “our,” “us” and all similar references are to Speedway Motorsports, Inc. and its consolidated subsidiaries.

Speedway Motorsports, Inc.

We are a leading promoter and marketer of motorsports activities in the United States. We own and operate six major speedway facilities with a total permanent seating capacity of approximately 775,000. We also provide radio motorsports programming, production and distribution, provide event souvenir merchandising services, offer food, beverage and hospitality catering services through a third party, and manufacture and distribute smaller-scale, modified racing cars and parts.

We own and operate the following facilities:

Speedway(1)	Location	Approx. Acreage	Length (miles)	Luxury Suites	Permanent Seating
Atlanta Motor Speedway (“AMS”)	Hampton, GA	820	1.5	137	124,000
Bristol Motor Speedway (“BMS”)	Bristol, TN	650	0.5	159	156,000
Infineon Raceway (“IR”) (formerly Sears Point Raceway)	Sonoma, CA	1,600	2.5	27	47,000
Las Vegas Motor Speedway (“LVMS”)	Las Vegas, NV	1,030	1.5	102	128,000
Lowe’s Motor Speedway (“LMS”) (formerly Charlotte Motor Speedway)	Concord, NC	1,130	1.5	113	162,000
Texas Motor Speedway (“TMS”)	Ft. Worth, TX	1,490	1.5	194	158,000

				732	775,000

(1)	Does not include North Carolina Speedway (“NCS”), a/k/a Rockingham Speedway, which SMI acquired on July 1, 2004. No NASCAR-sanctioned races are scheduled to be held at NCS in 2004 or beyond. See Notes 8 and 10 to the June 30, 2004 Consolidated Financial Statements.

Our speedways are strategically positioned in six premier markets in the United States, including three of the top ten television markets. We will sponsor 17 major annual motorsports racing events in 2004 sanctioned by the National Association of Stock Car Auto Racing, Inc. (“NASCAR”). These include ten races associated with the NEXTEL Cup Series of professional stock car racing (“NEXTEL Cup”) and seven races associated with the Busch Series. We also will sponsor two Indy Racing League (“IRL”) racing events, six NASCAR Craftsman Truck Series racing events, two International Race of Champions (“IROC”) events, four major National Hot Rod Association (“NHRA”) racing events, and three World of Outlaws (“WOO”) racing events in 2004.

We derive revenues principally from the following activities:

•	sales of tickets, including suite rentals, to motorsports races and other events held at our speedways;
•	licensing of network television, cable television and radio rights to broadcast such events;
•	sales of sponsorships and facility naming rights to companies that desire to advertise or sell their products or services surrounding such events; and
•	commissions earned on sales of food, beverages and hospitality catering and proceeds from sales of souvenirs and other motorsports related merchandise.

Corporate Information

SMI was incorporated in December 1994 as a Delaware corporation and our common stock is traded on the New York Stock Exchange under the symbol “TRK.” Our principal executive offices are located at 5555 Concord Parkway South, Concord, North Carolina 28027. Our preferred mailing address is Post Office Box 600, Concord, North Carolina 28026-0600, and our telephone number is (704) 455-3239.

The Exchange Offer

The following is a brief summary of the principal terms of this Offering. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer” in this prospectus.

Exchange Offer	We are offering to exchange $1,000 in principal amount of New Notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount of Original Notes. As of the date hereof, $100.0 million in aggregate principal amount of Original Notes is outstanding.

This exchange offer does not include the $230.0 million in aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2013 that we issued on May 16, 2003 and were exchanged for substantially identical notes registered under the Securities Act effective September 29, 2003.

For procedures for tendering, see “The Exchange Offer—Procedures for Tendering Original Notes.”

Resale without further registration	Based on interpretation by the staff of the Commission, set forth in no-action letters issued to third parties unrelated to us in other transactions, we believe that you may resell or otherwise transfer the New Notes received in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you are not a broker-dealer and you meet the following conditions:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you acquire the New Notes issued in the exchange offer in the ordinary course of your business; and

• you have no arrangements or understanding with any person to participate in the distribution of the New Notes.

By signing the letter of transmittal and tendering your Original Notes, you will be making representations to this effect. However, the Commission has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the Commission would make a similar determination with respect to this exchange offer as in such other circumstances. You may incur liability under the Securities Act if:

• any of the representations listed above are not true; and

• you transfer any New Note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or an exemption from the registration requirements under the Securities Act.

We do not assume or indemnify you against liability under these circumstances, which means that we will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on resale by broker-dealers

Each broker-dealer that has received New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. A broker-dealer may use this prospectus in connection with any resale for a period of 365 days from the date this Registration Statement is declared effective or for such shorter period ending when a broker-dealer is no longer required to deliver a prospectus.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it.

Withdrawal rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires.
Interest on the New Notes and the Original Notes
Interest on the New Notes will accrue from the date of issuance of the Original Notes for which the New Notes are exchanged or from the date of the last periodic payment of interest on the Original Notes, whichever is later. Interest on the New Notes will be at the same rate and upon the same terms as interest on the Original Notes. No additional interest will be paid on Original Notes tendered and accepted for exchange.

Conditions to the Exchange Offer	This exchange offer is subject to certain customary conditions, certain of which may be waived by us. See “The Exchange Offer—Conditions”.

Exchange agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Federal income tax consequences	The exchange of Original Notes for New Notes will not result in any income, gain or loss to you for U.S. federal income tax purposes.

Consequences of failure to exchange
If you are eligible to participate in this exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to hold your Original Notes subject to restrictions on transfer. Upon consummation of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of the Original Notes.

Use of Proceeds	We will not receive any cash from the exchange of the Original Notes pursuant to this exchange offer.

The New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus contains a more detailed description of the terms of the New Notes.

Issuer	Speedway Motorsports, Inc.

Securities	$100.0 million in aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2013.

The terms of the New Notes are the same as the terms of the Original Notes, except that the New Notes will be registered under the Securities Act and will not contain any restrictive legends.

Maturity	June 1, 2013.

Interest	Semi-annually in cash in arrears on June 1 and December 1, commencing on December 1, 2004.

Guarantees	The New Notes will be unconditionally guaranteed, jointly and severally, by each of our operative subsidiaries, except for Oil Chem Research Corporation (“Oil Chem”). However, the guarantees will rank behind all of the senior debt of those subsidiaries.

Ranking	The New Notes and the guarantees will be unsecured senior subordinated debt. Accordingly, they will rank:

• behind all of our existing and future senior debt, whether or not secured;

• equally with all of our and the guarantors’ existing and future unsecured senior subordinated debt that does not expressly provide that it is subordinated to the New Notes or the Original Notes (including the 2003 Notes); and

• ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the New Notes or the Original Notes.

At June 30, 2004, the New Notes would have been subordinated to approximately $100.3 million of our and our guarantor subsidiaries’ debt and we would have had no other senior subordinated or subordinated debt. In addition, our non-guarantor subsidiary would have had no debt (other than intercompany liabilities and trade payables) to which the New Notes would have been structurally subordinated.

Optional Redemption	On or after June 1, 2008, we may redeem some or all of the New Notes at any time at the redemption prices described in “Description of New Notes—Optional Redemption,” plus any interest and liquidated damages that is due and unpaid on the date we redeem the New Notes.

On or before June 1, 2006, we may redeem up to 35% of the New Notes with the proceeds from certain equity offerings at the redemption price listed under “Description of Notes—Optional Redemption.”

Mandatory Redemption	None.

Repurchase at Option of Holders

If we experience certain types of change of control, we must offer to repurchase the New Notes at 101% of the aggregate principal amount of the New Notes repurchased plus accrued and unpaid interest, and Liquidated Damages (if any).

Basic Covenants of Indenture	The indenture governing the Notes, among other things, restricts our and our subsidiaries’ ability to:

• incur additional debt;

• pay dividends and make distributions;

• incur liens;

• engage in any sale and leaseback transaction;

	•	make specified types of investments;

	•	apply net proceeds from certain asset sales;

	•	engage in transactions with our affiliates;

	•	merge or consolidate;

	•	restrict dividends or other payments from subsidiaries;

	•	sell equity interests of subsidiaries; and

	•	sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of New Notes—Certain Covenants.”

Absence of Market for the New Notes

The New Notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the New Notes on any securities exchange or quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

You should carefully consider all of the information contained in this prospectus, including the discussion in the section entitled “Risk Factors” for an explanation of certain risks of investing in the New Notes.

Summary Historical Financial Data

We derived the following historical financial information from our audited consolidated financial statements for the years ended 2001, 2002 and 2003 and from our unaudited consolidated financial statements for the six months ended June 30, 2003 and 2004.

You should read the following summary together with the financial statements and the related notes incorporated by reference into this prospectus. All numbers in the following summary are in thousands.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002(1)	2003(1)	2003(1)	2004(1)
				(unaudited)
Income Statement Data:
Revenues:
Admissions	$138,612	$143,619	$150,253	$97,527	$102,804
Event related revenue.	132,283	120,979	127,055	78,098	83,679
NASCAR broadcasting revenue	67,488	77,936	90,682	63,628	77,319
Other operating revenue	37,685	34,038	36,539	16,648	23,227

Total Revenues	376,068	376,572	404,529	255,901	287,029

Expenses and Other:
Direct expense of events	77,397	69,909	77,962	44,262	47,849
NASCAR purse and sanction fees	54,479	61,217	69,691	47,760	54,041
Other direct operating expense	35,787	31,032	32,325	14,736	20,544
General and administrative	59,331	57,235	58,698	31,250	34,091
Depreciation and amortization	32,747	31,720	33,894	16,926	17,777
Interest expense, net(2)	24,316	21,199	20,816	11,578	8,328
Loss on early debt redemption and refinancing(2)	—	1,237	12,800	12,800	—
FTC refund claims settlement(3)	—	—	1,154	1,141	—
Cancelled CART race settlement, net(4)	(1,361)	—	—	—	—
Other expense (income), net	(2,907)	2,239	419	253	(2,225)

Total Expenses and Other	279,789	275,788	307,759	180,706	180,405

Income from continuing operations before income taxes and cumulative effect of accounting change	96,279	100,784	96,770	75,195	106,624
Provision for income taxes	(37,870)	(39,609)	(38,225)	(29,564)	(42,012)

Income from continuing operations before cumulative effect of accounting change	58,409	61,175	58,545	45,631	64,612
Loss from operations and disposal of discontinued business(5)	(817)	(686)	—	—	—

Income before cumulative effect of accounting change	57,592	60,489	58,545	45,631	64,612
Cumulative effect of accounting change(6)	—	(4,273)	—	—	—

Net income	$57,592	$56,216	$58,545	$45,631	$64,612

Basic Earnings Per Share:
Continuing operations before accounting change	$1.40	$1.44	$1.38	$1.08	$1.50
Discontinued operations(5)	(0.02)	(0.01)	—	—	—
Accounting change(6)	—	(0.10)	—	—	—

Basic earnings per share	$1.38	$1.33	$1.38	$1.08	$1.50

Weighted average shares outstanding	41,753	42,114	42,517	42,369	43,082

Diluted Earnings Per Share:
Continuing operations before accounting change	$1.36	$1.43	$1.37	$1.07	$1.49
Discontinued operations(5)	(0.02)	(0.01)	—	—	—
Accounting change(6)	—	(0.10)	—	—	—

Diluted earnings per share	$1.34	$1.32	$1.37	$1.07	$1.49

Weighted average shares outstanding	44,367	43,001	42,798	42,643	43,432

Other Data:
Cash provided by operating activities	$119,044	$136,641	$106,920	$62,283	$83,337
Capital expenditures	55,848	67,044	63,840	37,782	41,061
Depreciation and amortization	32,747	31,720	33,894	16,926	17,777

(Footnotes on following page)

Balance Sheet Data:
	As of December 31,			As of June 30, 2004
	2001	2002	2003
Cash and cash equivalents	$93,980	$112,638	$134,472	$177,427
Total assets	1,063,578	1,104,773	1,190,556	1,254,236
Long-term debt, including current maturities:
Revolving credit facility	90,000	90,000	60,000	50,000
Term loan	—	—	50,000	50,000
Senior subordinated notes .	252,367	251,946	230,000	230,000
Convertible subordinated debentures(2)	53,694	—	—	—
Capital lease obligations and other debt(7)	1,252	279	367	347

Total debt	397,313	342,225	340,367	330,347

Stockholders’ Equity	438,889	491,172	548,074	623,802
Cash dividend per share of Common Stock of $.30 in 2002 and $.305 in 2003	—	12,666	13,037	—

(1)	In February 2002, we entered into an agreement with the Levy Premium Foodservice Limited Partnership and Compass Group USA (the “Levy Group”). As part of this agreement, the Levy Group has exclusive rights to provide on-site food, beverage, and hospitality catering services formerly provided by us. Beginning in 2002, our operating profit from activities provided by the Levy Group is reported as net commission revenue in event related revenue and other operating revenue. For periods before 2002, revenues and expenses associated with those services previously provided by us were included in event related revenue, other operating revenue, direct expense of events, other direct operating expense, and general and administrative expense.

(2)	Loss on early debt redemption and refinancing for the year ended December 31, 2002 represents a charge associated with redemption of all outstanding convertible subordinated debentures totaling approximately $53.7 million in April 2002. The 2002 charge consists of a redemption premium, associated unamortized net deferred financing costs, and transaction costs. Loss on early debt redemption and refinancing for the year ended December 31, 2003 and six months ended June 30, 2003 represents a charge associated with replacement of our 1999 bank revolving facility that was maturing in May 2004 and issuance of $230 million in aggregate principal amount of the 2003 Notes in May 2003, and early redemption of $250 million in aggregate principal amount 8 1/2% Senior Subordinated Notes due 2007 (the “8 1/2% Notes”) in June 2003. The second quarter 2003 charge consisted of net redemption premium, associated unamortized net deferred loan costs, unamortized original issuance premium, recognition of a previously deferred gain from a cash flow hedge interest rate swap termination payment and transaction costs, all associated with the former debt arrangements.

Interest expense, net for the year ended December 31, 2003 and six months ended June 30, 2003 includes interest expense of $1.5 million, net of interest earned on associated invested proceeds of $180,000, incurred on the 8 1/2% Notes between the May 16, 2003 issuance date of the 2003 Notes and the June 15, 2003 redemption date of the 8 1/2% Notes. See Note 5 to the December 31, 2003 Consolidated Financial Statements.

(3)	FTC refund claims settlement represents a second quarter 2003 charge to earnings for refund claims paid under a litigation settlement reached between the Federal Trade Commission (“FTC”) and SMI and Oil-Chem and associated costs of refund processing. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(4)	A CART racing event originally scheduled at TMS in April 2001 was not conducted as a result of a decision made by CART’s sanctioning body. In October 2001, our legal action against CART claiming negligence and breach of contract was settled for approximately $5.0 million, representing our recovery of associated sanction fees, race purse, various expenses, lost revenues and other damages. The CART settlement is reflected net of associated race event costs of approximately $3.6 million. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(5)	Loss from operations and disposal of discontinued business represents the accounting for the discontinued operations and disposal of SoldUSA, Inc. in April 2002. See Note 1 to the December 31, 2003 Consolidated Financial Statements.

(6)	We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002, under which we ceased amortizing goodwill and other intangible assets and assessed initial impairment of goodwill under transitional rules as of January 1, 2002. As such, amortization expense of approximately $1.7 million on goodwill and other intangible assets recorded as of December 31, 2001 was not reflected in 2002. The cumulative effect of the accounting change for goodwill impairment associated with certain non-motorsports related reporting units reduced fiscal year 2002 net income approximately $4.3 million, net of income taxes of $297,000. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(7)	Other debt at December 31, 2001 includes principally notes payable outstanding associated with SoldUSA, Inc. of $1,100,000.

Ratio Of Earnings To Fixed Charges

The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the information contained in the December 31, 2003 and June 30, 2004 Consolidated Financial Statements and the accompanying notes incorporated by reference in this prospectus.

	For the Year Ended December 31,										For the Six Months Ended June 30,
	1999		2000		2001		2002		2003		2003		2004
Ratio of earnings to fixed charges	2.9	x	3.3	x	4.0	x	4.8	x	5.0	x	6.5	x	11.8	x

The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of financing costs and the estimated interest component of rent expense.

RISK FACTORS

An investment in the New Notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the New Notes. For a summary of the rights associated with an investment in SMI, we refer you to Exhibit 99.1, which is incorporated herein by reference to our most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act. You could therefore lose a substantial portion or all of your investment in the New Notes. Consequently, an investment in the New Notes should only be considered by persons who can assume such a risk. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the New Notes and our company.

Our substantial indebtedness could adversely affect the financial health of our company and prevent us from fulfilling our obligations under the New Notes.

We have a significant amount of indebtedness. The following chart shows certain important credit statistics:

	Pro Forma for the Offering, At June 30, 2004 (unaudited) (in thousands except ratio)	Actual
Total indebtedness	$430,347	$330,347
Stockholders’ equity	623,802	623,802
Debt to equity ratio	.7x	.5x

	Pro Forma for the Offering, for the Six Months Ended June 30, 2004	Actual
Ratio of earnings to fixed charges	8.5x	11.8x

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Notes;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	limit our ability to fund future working capital, capital expenditures costs, acquisitions, debt service and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	subject us to the risks that interest rates and our interest expense will increase;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	require us to comply with the financial and other restrictive covenants in our indebtedness, including, among other things, limits or restrictions on our ability to borrow additional funds, make acquisitions, create liens on our properties and make investments. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. In addition, we and our subsidiaries may be able to secure this additional debt with our assets and the assets of our subsidiaries. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. The revolving credit component (the

“Revolving Facility”) of our long-term senior credit facility (the “2003 Credit Facility”) permits borrowings of up to an aggregate of $250.0 million. All of these borrowings are senior to the New Notes and the subsidiary guarantees. In addition, those borrowings are secured by all the capital stock of the subsidiary guarantors. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

The New Notes will be junior to our senior indebtedness, including any senior indebtedness of any new lines of business, the guarantees will be junior to guarantor senior indebtedness, and the New Notes will be subordinated to our secured debt as to the assets securing such debt.

The New Notes will be unsecured senior subordinated obligations and will be junior to all of our existing and future senior indebtedness, including indebtedness under our 2003 Credit Facility. As of June 30, 2004, after giving effect to the sale of the Original Notes and the application of the proceeds therefrom, we had outstanding approximately $100.3 million of senior indebtedness ranking senior to the New Notes and $230.0 million of senior subordinated indebtedness ranking equal with the New Notes.

SMI has, from time to time, expanded its business to include bulk commodities transactions on a fixed or hedged price basis utilizing cash or letters of credit issued by recognized financial institutions. SMI’s obligations on these transactions could be senior to the Notes. Our commodities transactional revenues may be significant, although our profit margins may be less than those of our existing lines of business, and our commodities operations would be subject to risks ordinarily experienced by any new business as well as risks generally associated with commodities transactions of this nature.

All of our operative subsidiaries except for Oil-Chem will guarantee the New Notes. These guarantees will be unsecured senior subordinated obligations and will be junior to all existing and future senior indebtedness of the guarantors. As of June 30, 2004, the guarantors have outstanding $347,000 of senior indebtedness (not including subsidiary guarantees of indebtedness under our 2003 Credit Facility) ranking senior to the senior subordinated guarantees.

We may also incur significant additional senior indebtedness under the terms of our 2003 Credit Facility. We currently have a maximum of $199.1 million available under our 2003 Credit Facility, which, if borrowed, would be senior indebtedness. If we become bankrupt, liquidate or dissolve, our assets would be available to pay obligations on the New Notes only after our senior indebtedness has been paid. Similarly, if one of our guarantor subsidiaries becomes bankrupt, liquidates or dissolves, the subsidiary’s assets would be available to pay obligations on its guarantee only after payments have been made on its senior indebtedness.

If we fail to pay any of our senior indebtedness, we may make payments on the New Notes only if either we first pay our senior indebtedness or the holders of our senior indebtedness waive the payment default. Moreover, if any non-payment default exists under our senior indebtedness, we may not make any cash payments on the New Notes for a period of up to 179 days in any 360-day period, unless we cure the non-payment default, the holders of the senior indebtedness waive the default or rescind acceleration of the indebtedness or we repay the indebtedness in full. In the event of a non-payment default, we may not have sufficient assets to pay amounts due on the New Notes.

In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, holders of the New Notes will participate ratably with all of our general unsecured creditors. However, because the indenture requires that, until all of our senior indebtedness is repaid, amounts otherwise payable to holders of the New Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the New Notes may receive less ratably than our other general unsecured creditors in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, including the holders of the New Notes.

In addition to being subordinated to all of our senior indebtedness, the New Notes will not be secured by any of our assets. However, our 2003 Credit Facility is secured by a pledge of the capital stock of substantially all of our subsidiaries. Additionally, the terms of the indenture permit us to incur additional secured indebtedness in the future. The payment of principal, premium and interest on the New Notes will be effectively subordinated in right of payment to all of our secured indebtedness as to such pledged assets, and the payment under the guarantees will effectively be subordinated in right of payment to all secured indebtedness as to such pledged assets of the guarantors.

If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured indebtedness is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on such pledged assets. In that event, because the New Notes will not be secured by any of our assets, it is possible that there will be no assets remaining from which claims of holders of the New Notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the New Notes, to fund anticipated cash dividends on our common stock, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We are a holding company and as a result rely on the receipt of payments from our subsidiaries in order to meet our cash needs and service our indebtedness, including the New Notes.

We are a holding company and our principal assets consist of the shares of capital stock or other equity instruments of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations and meet our cash needs. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on the New Notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes or that restrictions in our 2003 Credit Facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of New Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the occurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such occurrence; or

was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these New Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We can give you no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Restrictions imposed by terms of our indebtedness could limit our ability to respond to changing business and economic conditions and to secure additional financing.

The indenture restricts, among other things, our and our subsidiaries’ ability to do any of the following:

•	incur additional debt;

•	pay dividends or make distributions;

•	incur liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with affiliates;

•	merge or consolidate;

•	restrict dividends or other payments from subsidiaries;

•	sell equity interests of subsidiaries;

•	sell, assign, transfer, lease, convey or otherwise dispose of assets; and

•	incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the New Notes.

The 2003 Credit Facility contains more extensive and restrictive covenants and restrictions than the indenture. In addition to covenants of the type described above, the 2003 Credit Facility requires us to maintain specified financial ratios and satisfy certain financial condition tests, as well as limits our ability to make acquisitions, pay capital expenditures and make investments. Our ability to meet those covenants, financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants would result in a default under the 2003 Credit Facility. If there were an event of default under the 2003 Credit Facility, the lenders could elect to declare all amounts outstanding, including accrued interest or other obligations, to be immediately due and payable. If we were unable to repay these amounts, such lenders could proceed against the collateral, if any, granted to them to secure that indebtedness. If any senior indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the senior indebtedness and our other indebtedness, including the New Notes.

As a result of these covenants, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted. We may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Should we pursue further development and/or acquisition opportunities, the timing, size and success as well as associated potential capital commitments of which are unknown at this time, we may need to raise additional capital through debt and/or equity financings. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms or will be permitted under the covenants of the indenture or the 2003 Credit Facility. Any such failure to obtain further financing could have a negative effect on our business and operations. See “Description of New Notes.”

If an active trading market does not develop for the New Notes you may not be able to resell them.

The New Notes will not be listed on any securities exchange. We have been informed by the initial purchasers of the Original Notes that they intend to make a market in the New Notes, as well as the Original Notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during the exchange offer and the pendency of this registration statement. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Notes. If no active trading market exists, you may not be able to resell your New Notes at their fair market value or at all. See “The Exchange Offer” and “Plan of Distribution.”

There are consequences if you fail to exchange your Original Notes for New Notes.

Original Notes that are not exchanged for New Notes in the exchange offer will remain restricted securities. The Original Notes will continue to be subject to the following restrictions on transfer and limitation of rights:

•	the Original Notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available under the Securities Act, or if neither such registration nor such exemption is required by law;

•	the Original Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom;

•	a holder of Original Notes who wishes to sell or otherwise dispose of all or any part of its Original Notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of counsel reasonably satisfactory in form and substance to us, that such exemption is available; and

•	the Original Notes may no longer have rights under the registration rights agreement.

Consequently, the Original Notes will have less liquidity than the New Notes but will bear interest at the same rate as that borne by the New Notes.

The New Notes will be effectively junior to the liabilities of our current and future non-guarantor subsidiaries.

The New Notes also will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries that are not guarantors, which initially will include Oil-Chem. At June 30, 2004, Oil-Chem had no debt outstanding and had liabilities, including accrued liabilities and trade payables but excluding intercompany debt, of approximately $295,000. If one of our nonguarantor subsidiaries becomes bankrupt, liquidates or dissolves, that non-guarantor subsidiary’s assets would not be available to us or the holders of the New Notes until after payments have been made on all of its liabilities.

Failure to be awarded a NASCAR event or a deterioration in our relationship with NASCAR could adversely affect our profitability.

Our success has been and will remain dependent to a significant extent upon maintaining a good working relationship with the organizations that sanction the races we promote at our speedway facilities, particularly NASCAR, the sanctioning body for NEXTEL Cup, Busch Series and Craftsman Truck Series races. We currently host ten NEXTEL Cup races and seven Busch Series races. In 2003, we derived approximately 80% of our total revenues from events sanctioned by NASCAR. Each NASCAR event is awarded on an annual basis. Although we believe that our relationship with NASCAR is good, NASCAR is under no obligation to continue to sanction SMI to sponsor any events. Failure to be awarded a NASCAR event which we were previously awarded would have a material adverse effect on our financial condition and results of operations.

Our strategy has included growth through the addition of motorsports facilities. We cannot assure you that we will continue to obtain NASCAR racing events at our existing or future facilities. Failure to obtain sanctions for NASCAR events for any such future additional motorsports facility could materially adversely affect us.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Original Notes in like principal amount, which will be canceled. Accordingly, our outstanding indebtedness will not increase when the New Notes are issued.

CAPITALIZATION

The following table sets forth our cash and capitalization on a historical basis as of June 30, 2004, and on an as adjusted basis to give effect to the issuance of the Original Notes. This table should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) incorporated by reference into this prospectus.

	June 30, 2004
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$177,427	$163,477

Long-term debt, including current maturities:
2003 Credit Facility:
Revolving Facility(2)	50,000	50,000
Term Loan	50,000	50,000
2003 Notes	230,000	230,000
Original Notes	—	100,000
Other notes payable	347	347

Total long-term debt	330,347	430,347
Total stockholders’ equity	623,802	623,802

Total capitalization	$954,149	$1,054,149

(1)	Assumes that estimated net proceeds of $98.3 million from the sale of the Original Notes were applied, together with approximately $13.9 million in cash on hand, to pay the North Carolina Speedway purchase price and litigation settlement expenses associated with the settlement of a suit brought by Francis Ferko, as a stockholder of SMI, against NASCAR and ISC. See Notes 8 and 10 to the June 30, 2004 Consolidated Financial Statements.
(2)	The Revolving Facility provides for borrowings of up to $250.0 million. As of June 30, 2004, we had $50.0 million in borrowings under the Revolving Facility, letters of credit of $926,000 and $199.1 million available for additional borrowings under the Revolving Facility.

SELECTED HISTORICAL FINANCIAL DATA

The following selected financial data for the five years ended December 31, 2003 have been derived from audited financial statements. The financial statements for each of the three years ended December 31, 2003 were audited by Deloitte & Touche LLP, and these financial statements and independent auditors’ report are incorporated by reference into this prospectus. The financial data for the six months ended June 30, 2003 and 2004 have been derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 2003 and 2004 are not indicative of the results that may be expected for the entire year ended December 31, 2004. All of the data set forth below are qualified by reference to, and should be read in conjunction with, the December 31, 2003 and June 30, 2004 Consolidated Financial Statements (including the notes thereto) incorporated by reference into this prospectus.

	Year Ended December 31:					Six Months Ended June 30:
	1999	2000	2001	2002(1)	2003(1)	2003(1)	2004(1)
	(In thousands)
Income Statement Data
Revenues:
Admissions	$132,694	$143,816	$138,612	$143,619	$150,253	$97,527	$102,804
Event related revenue	123,310	133,450	132,283	120,979	127,055	78,098	83,679
NASCAR broadcasting revenue	25,363	29,297	67,488	77,936	90,682	63,628	77,319
Other operating revenue	34,950	47,073	37,685	34,038	36,539	16,648	23,227

Total Revenues	316,317	353,636	376,068	376,572	404,529	255,901	287,029

Expenses and Other:
Direct expense of events	74,802	79,443	77,397	69,909	77,962	44,262	47,849
NASCAR purse and sanction fees	35,848	38,181	54,479	61,217	69,691	47,760	54,041
Other direct operating expense	31,511	43,678	35,787	31,032	32,325	14,736	20,544
General and administrative	46,009	52,001	59,331	57,235	58,698	31,250	34,091
Depreciation and amortization	28,195	30,584	32,747	31,720	33,894	16,926	17,777
Interest expense, net(2)	27,478	27,073	24,316	21,199	20,816	11,578	8,328
Loss on early debt redemption and refinancing(3)	—	—	—	1,237	12,800	12,800	—
FTC refund claims settlement(4)	—	—	—	—	1,154	1,141	—
Cancelled CART race settlement, net(5)	—	—	(1,361)	—	—	—	—
Concession contract rights resolution(6)	—	3,185	—	—	—	—	—
Acquisition loan cost amortization(7)	3,398	—	—	—	—	—	—
Other expense (income), net	(959)	(1,956)	(2,907)	2,239	419	253	(2,225)

Total Expenses and Other	246,282	272,189	279,789	275,788	307,759	180,706	180,405

Income from continuing operations before income taxes and cumulative effect of accounting changes	70,035	81,447	96,279	100,784	96,770	75,195	106,624
Provision for income taxes	27,705	31,970	37,870	39,609	38,225	29,564	42,012

Income from continuing operations before cumulative effect of accounting changes	42,330	49,477	58,409	61,175	58,545	45,631	64,612
Loss from operations and disposal of discontinued business(8)	(887)	(1,345)	(817)	(686)	—	—	—

Income before cumulative effect of accounting changes	41,443	48,132	57,592	60,489	58,545	45,631	64,612
Cumulative effect of accounting changes(9)(10)	—	(1,257)	—	(4,273)	—	—	—

Net income	$41,443	$46,875	$57,592	$56,216	$58,545	$45,631	$64,612

	Year Ended December 31:										Six Months Ended June 30:
	1999		2000		2001		2002		2003		2003		2004
	(In thousands, except for margins, ratios, per share data and Selected Data)
Basic Earnings Per Share:
Continuing operations before accounting changes	$1.02		$1.19		$1.40		$1.44		$1.38		$1.08		$1.50
Discontinued operations(8)	(0.02)		(0.03)		(0.02)		(0.01)		—		—		—
Accounting changes(9)(10)	—		(0.03)		—		(0.10)		—		—		—

Basic earnings per share	$1.00		$1.13		$1.38		$1.33		$1.38		$1.08		$1.50

Weighted average shares outstanding	41,569		41,663		41,753		42,114		42,517		42,369		43,082

Diluted Earnings Per Share:
Continuing operations before accounting changes	$0.99		$1.16		$1.36		$1.43		$1.37		$1.07		$1.49
Discontinued operations(8)	(0.02)		(0.03)		(0.02)		(0.01)		—		—		—
Accounting changes(9)(10)	—		(0.03)		—		(0.10)		—		—		—

Diluted earnings per share	$0.97		$1.10		$1.34		$1.32		$1.37		$1.07		$1.49

Weighted average shares outstanding	44,960		44,715		44,367		43,001		42,798		42,643		43,432

Other Data:
Cash provided by operating activities	$107,494		$75,622		$119,044		$136,641		$106,920		$62,283		$83,337
Capital expenditures	90,616		85,538		55,848		67,044		63,840		37,782		41,061
Depreciation and amortization	28,536		31,192		32,747		31,720		33,894		16,926		17,777
Ratio of earnings to fixed charges(11)	2.9	x	3.3	x	4.0	x	4.8	x	5.0	x	6.5	x	11.8	x

	As of December 31,												As of June 30, 2004
	1999		2000		2001		2002		2003
Balance Sheet Data:
Cash and cash equivalents	$56,270		$30,737		$93,980		$112,638		$134,472				$177,427
Total assets	995,982		991,957		1,063,578		1,104,773		1,190,556				1,254,236
Long-term debt, including current maturities:
Revolving credit facility and acquisition loan(7)	130,000		90,000		90,000		90,000		60,000				50,000
Term loan	—		—		—		—		50,000				50,000
Senior subordinated notes	253,208		252,788		252,367		251,946		230,000				230,000
Convertible subordinated debentures(3)	74,000		66,000		53,694		—		—				—
Capital lease obligations and other debt(12)	1,352		1,309		1,252		279		367				347

Total debt	458,560		410,097		397,313		342,225		340,367				330,347

Stockholders’ Equity	331,708		379,341		438,889		491,172		548,074				623,802
Cash dividend per share of common stock of $.30 in 2002 and $.305 in 2003	—		—		—		12,666		13,037				—

(1)	In February 2002, we entered into an agreement with the Levy Group. As part of this agreement, the Levy Group has exclusive rights to provide on-site food, beverage, and hospitality catering services formerly provided by us. Beginning in 2002, our operating profits from activities provided by the Levy Group are reported as net commission revenue in event related revenue and other operating revenue. For periods before 2002, revenues and expenses associated with those services previously provided by us were included in event related revenue, other operating revenue, direct expense of events, other direct operating expense, and general and administrative expense.

(2)	Includes interest expense of $1.5 million, net of interest income earned on associated invested proceeds of $180,000, incurred on the 8 1/2% Notes between May 16, 2003, issuance date of the 2003 Notes, and June 15, 2003, redemption date of the 8 1/2% Notes. See Note 5 to the December 31, 2003 Consolidated Financial Statements for additional information.

(3)

Loss on early debt redemption for the year ended December 31, 2002 represents a charge associated with redemption of all outstanding convertible subordinated debentures totaling approximately $53.7 million in April 2002. The 2002 charge consists of a redemption premium, associated unamortized net deferred financing costs, and transaction costs. Loss on early debt redemption and refinancing for the year ended December 31, 2003 and the six months ended June 30, 2003 represents a charge associated with replacement of the 1999 bank revolving facility that was maturing in May 2004 and issuance of the 2003 Notes in May 2003, and early redemption of the 8 1/2% Notes in June 2003. The second quarter 2003 charge consisted of net redemption premium, associated unamortized net deferred loan costs, unamortized original issuance premium, recognition of a previously deferred gain from a cash flow hedge interest rate swap termination and transaction costs, all associated with the former debt arrangements. See Note 5 to the December 31, 2003, Consolidated Financial Statements for additional information.

(4)	FTC refund claims settlement represents a second quarter 2003 charge to earnings for refund claims paid under a litigation settlement reached between the FTC and SMI and Oil-Chem and associated costs of refund processing. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(5)	A CART racing event originally scheduled at TMS in April 2001 was not conducted as a result of a decision made by CART’s sanctioning body. In October 2001, our legal action against CART claiming negligence and breach of contract was settled for approximately $5.0 million, representing our recovery of associated sanction fees, race purse, various expenses, lost revenues and other damages. The CART settlement is reflected net of associated race event costs of approximately $3.6 million. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(6)	Concession contract rights resolution represents costs incurred to reacquire the contract rights to provide event food, beverage and souvenir merchandising services at IR from a previous provider whose original contract term was to expire in 2004, including legal and other transaction costs. We anticipate the present value of estimated net future benefits under the contract rights as of the resolution date exceeds the resolution’s costs.

(7)	Acquisition loan cost amortization results from short-term bridge loan financing costs incurred in amending our pre-1999 credit facility and in obtaining our acquisition loan to fund the December 1998 acquisition of LVMS, which was refinanced by our 1999 credit facility (“Acquisition Loan”). Associated deferred financing costs of approximately $4.1 million were amortized over the Acquisition Loan term, which matured May 1999.

(8)	Loss from operations and disposal of discontinued business represents the accounting for the discontinued operations and disposal of SoldUSA in April 2002. See Note 1 to the December 31, 2003 Consolidated Financial Statements.

(9)	We changed our revenue recognition policies for Speedway Club membership fees in 2000 under SAB No. 101, “Revenue Recognition in Financial Statements.” Net revenues from membership fees previously were recognized as income when billed and associated expenses were incurred. Under the change, net membership revenues are deferred when billed and amortized into income over ten years. The cumulative effect of the accounting change as of January 1, 2000 reduced fiscal 2000 net income by approximately $1.3 million after income taxes.

(10)	We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002, under which we ceased amortizing goodwill and other intangible assets and assessed initial impairment of goodwill under transitional rules as of January 1, 2002. As such, amortization expense of approximately $1.7 million on goodwill and other intangible assets recorded as of December 31, 2001 was not reflected in 2002. The cumulative effect of the accounting change for goodwill impairment associated with certain non-motorsports related reporting units reduced fiscal year 2002 net income approximately $4.3 million, net of income taxes of $297,000. See Note 2 to the December 31, 2003 Consolidated Financial Statements.

(11)	The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of financing costs and the estimated interest component of rent expense.

(12)	Other debt includes principally notes payable associated with SoldUSA, Inc. of $941,000, $1,000,000 and $1,100,000 at December 31, 1999, 2000, and 2001, respectively.

THE EXCHANGE OFFER

Purpose and Effect

We sold the Original Notes on July 7, 2004 in a transaction exempt from the registration requirements of the Securities Act. Therefore, the Original Notes are subject to significant restrictions on resale. In connection with this issuance, we entered into a registration rights agreement with the initial purchasers under which we agreed to file an exchange offer registration statement under the Securities Act and, upon effectiveness of the registration statement, offer to you the opportunity to exchange your Original Notes for a like principal amount of registered New Notes.

Under existing interpretations of the Securities Act by the staff of the Commission contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of New Notes, as set forth below). However, any purchaser of Original Notes who is one of our “affiliates,” who intends to participate in the exchange offer for the purpose of distributing the New Notes or who is a broker-dealer who purchased Original Notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the staff of the Commission, (2) will not be able to tender its Original Notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

The registration rights agreement further provides that we must use our reasonable best efforts to:

•	cause the registration statement with respect to this exchange offer to be declared effective by the Commission within 150 days of the date on which we issued the Original Notes; and

•	consummate this exchange offer within 30 business days of the date on which the registration statement is declared effective.

If you wish to exchange your Original Notes for New Notes in the exchange offer, you will be required to make certain representations. These representations include that:

•	any New Notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in and you do not intend to engage in a distribution of Original Notes or New Notes;

•	you have no arrangements or understanding with any person to participate in the distribution of Original Notes or New Notes;

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act);

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes;

•	if you are a broker-dealer, you will receive New Notes for your own account in exchange for Original Notes that you acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such New Notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Terms of the Exchange Offer

We are offering to exchange $100.0 million in aggregate principal amount of our 6 3/4% Senior Subordinated Notes due 2013 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 6 3/4% Senior Subordinated Notes due 2013. This exchange offer does not include the 2003 Notes in the aggregate principal amount of $230.0 million, which we originally issued on May 16, 2003 and were exchanged for substantially identical notes registered under the Securities Act effective September 29, 2003.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes we accept in the exchange offer. You may tender some or all of your Original Notes under the exchange offer. The exchange offer is not conditioned upon any minimum amount of Original Notes being tendered.

The form and terms of the New Notes will be the same as the form and terms of the Original Notes, except that the New Notes will be registered under the Securities Act and, thus, will not be subject to the restrictions on transfer or bear legends restricting their transfer.

The New Notes will evidence the same debt as the Original Notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the Original Notes. The New Notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from date of issuance of the Original Notes. Accordingly, registered holders of New Notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Original Notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the Original Notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Original Notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted Original Notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer. If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to delay accepting any Original Notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “—Conditions” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination.

Procedures for Tendering Original Notes

Any tender of Original Notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender Original Notes in the exchange offer must do either of the following:

•

properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “Exchange Agent” on or before the expiration date; or

•	if the Original Notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent’s message.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your Original Notes, along with the letter of transmittal, on or before the expiration date; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the Original Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or Original Notes to us.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the Original Notes are tendered:

•	by a registered holder of the Original Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding Original Notes, the Original Notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the Original Notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act. If you wish to tender Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

If you wish to tender on your behalf, you must, before completing the procedures for tendering Original Notes, either register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt and acceptance of Original Notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Original Notes not properly tendered or Original Notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Original Notes.

By tendering, you will represent to us that, among other things:

•	the New Notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the New Notes;

•	you are not engaging in and do not intend to engage in a distribution of New Notes;

•	neither you nor any other person receiving your New Notes has any arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	neither you nor any other person receiving your New Notes is our “affiliate,” as defined under Rule 405 of the Securities Act.

If you or the person receiving your New Notes is our “affiliate,” as defined under Rule 405 of the Securities Act, or is participating in the exchange offer for the purpose of distributing the New Notes, you or that other person (1) cannot rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

If you are a broker-dealer and you will receive New Notes for your own account in exchange for Original Notes, where such Original Notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes.

Acceptance of Original Notes for Exchange; Delivery of New Notes

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all Original Notes properly tendered and issue the New Notes.

For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each Original Note accepted for exchange, you will receive a New Note having a principal amount equal to that of the surrendered Original Note.

In all cases, we will issue New Notes for Original Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your Original Notes or a timely confirmation of book-entry transfer of your Original Notes into the exchange agent’s account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message. If we do not accept any tendered Original Notes for any reason set forth in the terms of the exchange offer or if you submit Original Notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Original Notes without expense to you. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged Original Notes to your account maintained with DTC.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the Original Notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Original Notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “—Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and your Original Notes are not immediately available, or you cannot deliver your Original Notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

(1)	the tender is made through an eligible institution;

(2)	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of Original Notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within three New York Stock Exchange (“NYSE”) trading days after the expiration date, the certificates representing the Original Notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered Original Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three NYSE trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of Original Notes at any time before the expiration date of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the principal amount, or, in the case of Original Notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for Original Notes have been transmitted, specify the name in which those Original Notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for Original Notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any Original Notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Original Notes will be credited to an account maintained with DTC for the Original Notes. You may retender properly withdrawn Original Notes by following one of the procedures described under “—Procedures for Tendering Original Notes” at any time on or before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes if, prior to the expiration of the exchange offer:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

(2)	the exchange offer, or the making of any exchange by a holder of Original Notes, would violate any applicable law or applicable interpretation by the staff of the Commission.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the exchange offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer. All conditions will be satisfied or waived prior to the expiration of the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association

By Registered or Certified Mail: U.S. Bank National Assocation 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance		By Hand or Overnight Delivery: U.S. Bank National Assocation 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance

By Facsimile: (Eligible Institutions Only) (651) 495-8097 (MN)

For Information or Confirmation by Telephone: (800) 934-6802 (MN)

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or overnight delivery service.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your Original Notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Original Notes, unless you instruct us to register New Notes in the name of, or request that Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Original Notes

If you are eligible to participate in the exchange offer but do not tender your Original Notes, you will not have any further registration rights. Your Original Notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the Original Notes that are not exchanged only:

•	to us;

•	so long as the Original Notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 or Regulation S under the Securities Act or another exemption from the registration requirements of the Securities Act;

•	to an institutional accredited investor (as defined in Rule 501 (a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the Original Notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

•	under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the Original Notes under the Securities Act.

DESCRIPTION OF NEW NOTES

General

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” SMI will issue the New Notes under an indenture dated as of May 16, 2003 (as supplemented, the “Indenture”) among itself, its subsidiary guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the New Notes and Original Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Except as we otherwise indicate, the following summary applies to both the Original and New Notes together.

The form and terms of the New Notes are substantially identical to the form and terms of the Original Notes, except that unlike the Original Notes, the New Notes will have been registered and will not bear legends restricting their transfer.

The following description is a summary of the material provisions of the Indenture. It does not restate the agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

The Indenture governing the New Notes provides for the issuance of an unlimited principal amount of notes. SMI will issue New Notes with a maximum aggregate principal amount of $100.0 million in this offering. The New Notes now being offered and any other additional notes to be offered under the Indenture (the “Additional Notes”) will have identical terms and conditions (except if specified as to date of issuance and date from which interest accrues) and will be considered part of the same class. Both the Notes and any Additional Notes will vote together on all matters submitted to a vote of noteholders. For purposes of this “Description of New Notes” references to the Notes do not include Additional Notes. No offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. In addition there can be no assurance as to when or whether SMI will issue any Additional Notes.

The New Notes will mature on June 1, 2013. Interest on the New Notes will accrue at the rate of 6 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2004. SMI will make each interest payment to the Holders of record of the New Notes on the immediately preceding May 15 and November 15.

SMI will issue New Notes in denominations of $1,000 and integral multiples of $1,000. Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of New Notes (a “Holder”) has given wire transfer instructions to SMI, SMI will pay all principal, premium, interest and Liquidated Damages on the New Notes in accordance with those instructions. All other payments on the New Notes will be made at the office or agency SMI maintains for such purpose within the State of New York. However, we may choose to pay interest and Liquidated Damages by mailing a check to the Holders of the New Notes at their addresses set forth in the Register of Holders.

Subsidiary Guarantees

Each of the existing and future operative subsidiaries of SMI, other than Oil-Chem Research Corporation, will jointly and severally guarantee SMI’s obligations under the New Notes. Each other SMI subsidiary that guarantees SMI’s or the guarantors’ obligations under the 2003 Credit Facility will also guarantee the New Notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A Guarantor may not consolidate with or merge into (whether or not such Guarantor is the surviving person) another Person unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor pursuant to a supplemental indenture reasonably satisfactory in form to the Trustee.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation), if SMI applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the Indenture; or

(2)	in connection with any sale of all of the capital stock of a Guarantor, if SMI applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

(3)	upon the release by all holders of Senior Indebtedness and Guarantor Senior Indebtedness of all guarantees issued by a Guarantor and all liens of the property and assets of such Guarantor that relate to Senior Indebtedness and Guarantor Senior Indebtedness; or

(4)	upon the designation of a Subsidiary as an Unrestricted Subsidiary.

On a pro forma basis, after giving effect to the sale of the Original Notes and the application of the proceeds therefrom, the principal amount of Guarantor Senior Indebtedness outstanding at June 30, 2004 would have been approximately $100.3 million, which amount is the same Indebtedness that constitutes Senior Indebtedness of SMI. The Indenture will limit, subject to certain financial tests, the amount of additional indebtedness, including Guarantor Senior Indebtedness, that the Guarantors can incur. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Board of Directors of SMI may at any time designate an Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of SMI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2)	no Default or Event of Default would be in existence following such designation.

In addition, an Unrestricted Subsidiary shall continue to be an unrestricted subsidiary for purposes of the Indenture only if it:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is a Person with respect to which neither SMI nor any of its Subsidiaries has any direct or indirect obligation,

(a)	to subscribe for additional Equity Interests; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SMI or any of its Subsidiaries.

If, at any time, an Unrestricted Subsidiary fails to meet the requirements described in the preceding paragraph, such Unrestricted Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of SMI as of such date. If such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” SMI shall be in default of such covenant. In the event an Unrestricted Subsidiary is designated as a Subsidiary or ceases to be an Unrestricted Subsidiary for purposes of the Indenture, the Indenture will require SMI to cause such Unrestricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Unrestricted Subsidiary will become a Guarantor.

Subordination

The payment of principal, premium and interest, and Liquidated Damages, if any, and other payment obligations on, or with respect to, the New Notes (including any obligation to repurchase the New Notes) will be subordinated to the prior payment in full of all Senior Indebtedness of SMI.

The holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of New Notes will be entitled to receive any payment with respect to the New Notes (except that Holders of New Notes may receive common equity securities or debt securities that are subordinated at least to the same extent as the New Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness (collectively, “Permitted Junior Securities”)) and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance,” in the event of any distribution to creditors of SMI:

(1)	in a liquidation or dissolution of SMI;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to SMI or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshalling of SMI’s assets and liabilities.

SMI also may not make any payment in respect of the New Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Indebtedness occurs; or

(2)	any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (a) with respect to Designated Senior Indebtedness arising under the Credit Agreement, the agent for the benefit of the lenders thereunder or (b) with respect to any other Designated Senior Indebtedness, the holders of any Designated Senior Indebtedness.

Payments on the New Notes may and shall be resumed:

(1)	in the case of a payment default on Designated Senior Indebtedness, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new period of payment blockage may be commenced unless and until:

(1)	360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, premium and interest on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

SMI must promptly notify holders of Senior Indebtedness if payment of the New Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of SMI, Holders of the New Notes may recover less ratably than creditors of SMI who are holders of Senior Indebtedness.

Optional Redemption

SMI may not redeem the Notes prior to June 1, 2008. After June 1, 2008, SMI has the option to redeem all or part of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2008	103.375%
2009	102.250%
2010	101.125%
2011 and thereafter	100.000%

Selection and Notice

If less than all of the New Notes are to be redeemed at any time, the Trustee will select New Notes for redemption as follows:

(1)	if the New Notes are listed, in compliance with the requirements of the principal national securities exchange on which the New Notes are listed; or

(2)	if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original

Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

In addition, at any time prior to June 1, 2006, SMI, at its option, may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of New Notes originally issued under the Indenture at a redemption price equal to 106.75% of the aggregate principal amount of the New Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the initial aggregate principal amount of New Notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, SMI must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

If less than all of the New Notes are to be redeemed, the Trustee shall select the New Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the New Notes are listed, or if the New Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. New Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the Depositary or any other depositary).

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require SMI to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s New Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, SMI will offer a price in cash equal to 101% of the aggregate principal amount of the New Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon (the “Change of Control Payment”) to the date of purchase (the “Change of Control Payment Date”).

Within 15 days following any Change of Control, SMI will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed. SMI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

On the Change of Control Payment Date, SMI will, to the extent lawful:

(1)	accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the New Notes so accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by SMI.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with the provisions described under this caption, but in any event within 90 days following a Change of Control, SMI will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of New Notes as described under this caption. SMI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable to the transaction constituting a Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of New Notes to require that SMI repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Although the existence of a Holder’s right to require SMI to repurchase the New Notes in respect of a Change of Control may deter a third party from acquiring SMI in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of New Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving SMI that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

The Credit Agreement as in effect on the date of the Indenture provides that certain change of control events with respect to SMI would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which SMI becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when SMI is prohibited from purchasing New Notes, SMI could seek the consent of its lenders to the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If SMI does not obtain such a consent or repay such borrowings, SMI will remain prohibited from purchasing New Notes. In such case, SMI’s failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under either the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to Holders of New Notes.

SMI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SMI and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of SMI and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require SMI to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SMI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Restrictions in the Indenture described herein on the ability of SMI and our Subsidiaries to incur additional Indebtedness, to grant Liens on our or their property, to make Restricted Payments and to make Asset Sales also may make more difficult or discourage a takeover of SMI, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that SMI or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of SMI or any of our Subsidiaries. While such restrictions cover a variety of arrangements which traditionally have been used to effect highly leveraged transactions, the Indenture may not afford the Holders of New Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

SMI will comply with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

Asset Sales

SMI will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1)	SMI (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by SMI’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee, or by independent appraisal by an accounting, appraisal or investment banking firm of national standing; and

(3)	at least 75% of the consideration therefor received by SMI or such Subsidiary is in the form of cash or Cash Equivalents.

For purposes of requirement (3) of this covenant, the following will be deemed to be cash: (A) the amount of any Senior Indebtedness of SMI or any Subsidiary that is actually assumed by the transferee in such Asset Sale and from which SMI and the Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities) and (B) the amount of any notes, securities or other similar obligations received by SMI or any Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 30 days of the related Asset Sale) by SMI or the Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange.

However, requirement (3) does not apply to any Asset Sale involving any Unrestricted Subsidiary of SMI. Further, Requirements (l)-(3) do not apply to any Like Kind Exchange.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, SMI may apply such Net Proceeds, at its option:

(1)	to permanently reduce Senior Indebtedness of our or any Guarantor (and correspondingly reduce commitments with respect thereto in the case of any reduction of borrowings under the Credit Agreement);

(2)	to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as SMI was engaged in on the date of the Indenture; or

(3)	to reimburse SMI or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking.

Pending the final application of any such Net Proceeds, SMI may temporarily reduce Senior Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, SMI will apply the Excess Proceeds to the repayment of the New Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring SMI to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A)	SMI will make an offer to purchase (an “Asset Sale Offer”) from all Holders of the New Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of New Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the New Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the New Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all New Notes tendered) and

(B)	to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), SMI will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will SMI be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The New Notes will be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date such Asset Sale Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the New Notes tendered pursuant to an Asset Sale Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, SMI may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of New Notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the New Notes tendered pursuant to an Asset Sale Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

Notwithstanding the foregoing, SMI and its Subsidiaries will be permitted to consummate one or more Asset Sales with respect to assets or properties with an aggregate fair market value not in excess of $7.5 million with respect to all such Asset Sales made subsequent to the date of the Indenture without complying with the provisions of the preceding paragraphs. Fair market value will be evidenced by a resolution of SMI’s Board of Directors set forth in an Officers’ Certificate delivered to the Trustee.

In the event of the transfer of substantially all (but not all) of the property and assets of SMI as an entirety to a Person in a transaction permitted under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” below, the successor corporation shall be deemed to have sold the properties and assets of SMI not so transferred for purposes of this covenant and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of SMI or its Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

If at any time any non-cash consideration received by SMI in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

SMI will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Notes pursuant to an Asset Sale Offer.

Certain Covenants

Restricted Payments

(a)	SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of SMI or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving SMI or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of SMI or any of its Subsidiaries in their capacity as such (other than dividends on distributions payable in Equity Interests (other than Disqualified Stock) of SMI, dividends or distributions payable to SMI or any Subsidiary of SMI or dividends or distributions made by a Subsidiary of SMI to all holders of its Common Stock on a pro rata basis);

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of SMI, any Subsidiary of SMI, any Unrestricted Subsidiary or any direct or indirect parent of SMI (other than any such Equity Interests owned by SMI or any Subsidiary of SMI);

(3)	make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the New Notes, except at Stated Maturity; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	SMI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by SMI and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(A)	50% of the Consolidated Net Income of SMI for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning immediately prior to the Issue Date to the end of SMI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by SMI from the issue or sale since the date of the Indenture of Equity Interests of SMI or of debt securities of SMI that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of SMI or an Unrestricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus

(C)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment, plus (iii) the amount resulting from designation of an Unrestricted Subsidiary as a Subsidiary or an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture (such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by SMI or any Subsidiary in an Unrestricted Subsidiary and which was, while an Unrestricted Subsidiary was treated as an Unrestricted Subsidiary for purposes of the Indenture, treated as a Restricted Payment under the Indenture.

(b)	The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any Equity Interests of SMI in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of SMI or an Unrestricted Subsidiary) of other Equity Interests of SMI (other than any Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3)	the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of SMI or the Unrestricted Subsidiary) of Equity Interests of SMI (other than Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(4)	the making of any Restricted Payments after the date of the Indenture not exceeding in the aggregate $75.0 million; provided, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SMI or any Subsidiary of SMI held by any member of SMI’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided, that:

(a)	the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by SMI during such twelve-month period from any reissuance of Equity Interests by SMI to members of management of SMI and its Subsidiaries; and

(b)	no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(6)	The payment of cash dividends on SMI’s shares of Common Stock in the aggregate amount per fiscal year equal to $0.30 per share for each share of Common Stock of SMI outstanding as of the one record date for dividends payable in respect of such fiscal year plus an additional amount per share equal to 33% of such permitted cash per share dividend payment to the extent SMI’s Board of Directors approves any such increase in dividends per share (as such amount shall be adjusted for changes in the capitalization of SMI upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions), provided, however, in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal year shall not exceed the aggregate amounts of cash dividends paid in the same fiscal year most recently occurring prior to such Change of Control, provided, further, that for purposes of this exception, shares of Common Stock issued for less than fair market value (other than shares issued pursuant to options or otherwise in accordance with SMI’s employee stock option, purchase or option plans) shall not be deemed outstanding; provided, further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(7)	the repurchase of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options;

(8)	the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of SMI; and

(9)	payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under “—Merger, Consolidation or Sale of Assets.”

In connection with the designation of an Unrestricted Subsidiary as a Subsidiary or an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture, all outstanding Investments previously made by SMI or any Subsidiary in an Unrestricted Subsidiary will be deemed to constitute Investments in an amount equal to the greater of the following:

•	the net book value of such Investments at the time of such designation or such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture; and

•	the fair market value of such Investments at the time of such designation or such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by SMI or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Fair market value will be evidenced by a resolution of SMI’s Board of Directors set forth in an officers’ certificate delivered to the Trustee not later than the date of making any Restricted Payment. The officers’ certificate will state that such Restricted Payment is permitted and set forth the basis upon which the calculations required by the covenant described above were computed. The calculations may be based upon SMI’s latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

(a)    SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness). SMI also will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock.

(b)    However, SMI and any Guarantor may incur Indebtedness (including Acquired Indebtedness), and SMI may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for SMI’ s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(c)    The foregoing provisions will not prohibit the incurrence of any of the following items of indebtedness (“Permitted Indebtedness”):

(1)	the incurrence by SMI and the Guarantors of Indebtedness under the Credit Agreement (including guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SMI and its Subsidiaries thereunder) not to exceed $350 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by SMI of Indebtedness represented by the New Notes, excluding any Additional Notes, and the incurrence by the Guarantors of Indebtedness represented by the Guarantees;

(3)	the incurrence by SMI or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SMI or such Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(4)	the incurrence by SMI or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, (a) Existing Indebtedness (other than the 8½% Notes and the 1999 Credit Agreement) or (b) Indebtedness that was permitted by the Indenture to be incurred (other than any such Indebtedness incurred pursuant to clause (1), (3), (5), (6), (7), (8), (9), (10), (11), (l2), (13) or (14) of this paragraph);

(5)	the incurrence by SMI or any of its Wholly Owned Subsidiaries or any Guarantor of intercompany Indebtedness between or among SMI and any of its Wholly Owned Subsidiaries or any Guarantor; provided, however, that: (a) if SMI is the obligor on such Indebtedness, such Indebtedness must be expressly subordinate to the payment in full of all Obligations with respect to the New Notes; and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SMI, a Wholly Owned Subsidiary or a Guarantor, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either SMI, a Wholly Owned Subsidiary or a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by SMI or such Subsidiary, as the case may be;

(6)	the incurrence by SMI of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be incurred;

(7)	the incurrence by SMI of Hedging Obligations under currency exchange agreements; provided, that such agreements were entered into in the ordinary course of business;

(8)	the incurrence of Indebtedness of a Guarantor represented by guarantees of Indebtedness of SMI that has been incurred in accordance with the terms of the Indenture;

(9)	Indebtedness of SMI or any of its Subsidiaries in connection with surety, performance, appeal or similar bonds, completion guarantees or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of self-insurance and workers’ compensation obligations or similar arrangements; provided that, in each case contemplated by this clause (9), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(10)	Indebtedness of SMI or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient finds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(11)	Indebtedness of SMI to the extent the net proceeds thereof are promptly deposited to defease the New Notes as described below under “—Legal Defeasance and Covenant Defeasance;”

(12)	Indebtedness of SMI or any Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of SMI or a Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by SMI and any Subsidiary, including the fair market value of non-cash proceeds;

(13)	Indebtedness of Foreign Subsidiaries in the aggregate principal amount of $25.0 million outstanding at any one time in the aggregate provided that on the date of incurrence of any such Indebtedness SMI could borrow $1.00 of Indebtedness (other than Permitted Indebtedness) under paragraph (b) above; and

(14)	the incurrence by SMI of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, SMI in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types; provided that Indebtedness under the Credit Agreement which is outstanding or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) above, shall be deemed to have been incurred pursuant to clause (1) above rather than pursuant to paragraph (b) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Capital Stock (other than Disqualified Stock) in the form of additional shares of the same class of Capital Stock (other than Disqualified Stock) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Fixed Charge Coverage Ratio of SMI.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Liens

SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the New Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien; provided, that if such Indebtedness is by its terms expressly subordinated to the New Notes on any Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the New Notes and the Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the New Notes and the Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(1)	pay dividends or make any other distributions to SMI or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to SMI or any of its Subsidiaries;

(2)	make loans or advances to SMI or any of its Subsidiaries; or

(3)	transfer any of its properties or assets to SMI or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law;

(2)	the Indenture;

(3)	the Credit Agreement as in effect on the date of the Indenture (and thereafter only to the extent such encumbrances or restrictions are no more restrictive than those in effect under the Credit Agreement as in effect on the date of the Indenture);

(4)	Existing Indebtedness;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by SMI or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(6)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7)	Capital Lease Obligations or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) (3) of “Incurrence of Indebtedness and Issuance of Preferred Stock” above on the property so acquired;

(8)	restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture, so long as such restrictions or encumbrances are customary for Indebtedness of the type issued and permit by their terms at all times (other than during the occurrence and continuation of a payment default under such Indebtedness) distributions or loans to SMI to permit payments on the New Notes when due as required by the terms of Indenture (in the view of an officer of SMI as expressed in an officers’ certificate thereof); and

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation, or Sale of Assets

Whether or not SMI is the surviving corporation, SMI may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1)	(a) SMI is the surviving corporation or the entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than SMI) or to which such sale, assignment, transfer, lease,

conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the entity or Person formed by or surviving any such consolidation or merger (if other than SMI) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SMI under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	except in the case of a merger of SMI with or into a Wholly Owned Subsidiary of SMI, SMI or the entity or Person formed by or surviving any such consolidation or merger (if other than SMI), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

(a)	will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of SMI immediately preceding the transaction; and

(b)	will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (b) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Transactions with Affiliates

SMI will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to SMI or the relevant Subsidiary than those that would have been obtained in a comparable transaction by SMI or such Subsidiary with an unrelated Person; and

(2)	SMI delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or, if there are no such disinterested directors, by a majority of the members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of New Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions, and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities to directors of SMI and its Subsidiaries in the ordinary course of business and consistent with the past practice of SMI or such Subsidiary;

(2)	loans or advances to employees in the ordinary course of business;

(3)	transactions between or among SMI and/or its Wholly Owned Subsidiaries;

(4)	Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”; and

(5)	Any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the Holders of the New Notes than those in effect on the Issue Date, in each case, shall not be deemed Affiliate Transactions.

Sale and Leaseback Transactions

SMI will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided, that SMI or one of its Subsidiaries may enter into a sale and leaseback transaction if:

(1)	SMI or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (b) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2)	the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

(3)	the transfer of assets in such sale and leaseback transaction is permitted by, and SMI applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

SMI will not, and will not permit any Wholly Owned Subsidiary of SMI to transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of SMI to any Person (other than SMI or a Wholly Owned Subsidiary of SMI), unless:

(1)	such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary; and

(2)	the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, SMI will not permit any Wholly Owned Subsidiary of SMI to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to SMI or a Wholly Owned Subsidiary of SMI.

Guarantees of Certain Indebtedness

SMI will not permit any of its Subsidiaries that is not a Guarantor to incur, guarantee or secure through the granting of Liens the payment of any Indebtedness. Further, SMI will not, and will not permit any of its Subsidiaries to, pledge any intercompany notes representing obligations of any of its Subsidiaries to secure the payment of any Indebtedness. If such Subsidiary, SMI and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary’s unconditional guarantee, on a senior subordinated basis, of the New Notes, then SMI will permit the above-described actions.

Limitation on Layering

Notwithstanding the provisions described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” SMI will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of SMI and senior in any respect in right of payment to the New Notes. In addition, no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of such Guarantor.

Limitation on Unrestricted Subsidiaries

SMI may designate after the Issue Date any Subsidiary (other than a Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a)	no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b)	SMI would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of “—Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of(1) the net book value of SMI’s interest in such Subsidiary calculated in accordance with GAAP or (2) the fair market value of SMI’s interest in such Subsidiary as determined in good faith by SMI’s board of directors;

(c)	SMI would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Fixed Charge Coverage Ratio (on a pro forma basis) in the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” at the time of such Designation (assuming the effectiveness of such Designation);

(d)	such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of SMI which is not simultaneously being designated an Unrestricted Subsidiary;

(e)	such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the New Notes; and

(f)	such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with SMI or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SMI or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SMI or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary from and after the date of Designation shall be deemed a Restricted Payment.

In the event of any such Designation, SMI shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Indenture will also provide that SMI shall not and shall not cause or permit any Subsidiary to at any time:

(a)	provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries), or

(b)	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of SMI as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a subsidiary of SMI will be classified as a Subsidiary.

SMI may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a)	no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c)	unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, SMI could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of SMI delivered to the Trustee certifying compliance with the foregoing provisions.

Payments for Consent

Neither SMI nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any New Notes are outstanding, SMI will furnish to Holders of New Notes:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if SMI were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by SMI’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if SMI were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, SMI will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, SMI and the Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the New Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2)	default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3)	failure by SMI to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales”;

(4)	failure by SMI to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the continuance of such failure for a period of 30 days after notice is given to SMI by the Trustee or to SMI and the Trustee by the Holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

(5)	failure by SMI for 60 days after notice is given to SMI by the Trustee or to SMI and the Trustee by the Holders of at least 25% in aggregate principal amount of the New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SMI or any of its Subsidiaries (or the payment of which is guaranteed by SMI or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness at its Stated Maturity (after the expiration of any applicable grace period); or (b) results in the acceleration of such Indebtedness prior to its maturity and, in each case, the principal amount of which Indebtedness, together with the principal amount of any other such Indebtedness described in clauses (a) and (b) above, aggregates $5.0 million or more;

(7)	failure by SMI or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	certain events of bankruptcy or insolvency with respect to SMI or any of its Subsidiaries; or

(9)	the Subsidiary Guarantee of any Guarantor is held in judicial proceedings to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture).

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. However, if any Senior Indebtedness is outstanding under the Credit Agreement, upon a declaration of acceleration, the New Notes shall be payable upon the earlier of:

(1)	the day which is five business days after the provision to SMI and the agent under the Credit Agreement of written notice of such declaration; or

(2)	the date of acceleration of any Indebtedness under the Credit Agreement.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SMI, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice.

Holders of Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

SMI is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and SMI is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or stockholder of SMI or any Guarantor, as such, shall have any liability for any obligations of SMI or any Guarantor under the New Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

SMI may, at its option and at any time, elect to have all of the obligations of SMI and the Guarantors discharged with respect to the outstanding New Notes (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such New Notes when such payments are due from the trust referred to below;

(2)	SMI’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of transfer of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and SMI’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, SMI may, at its option and at any time, elect to have the obligations of SMI released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the New Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

SMI must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of New Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and SMI must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, SMI shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	SMI has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, SMI shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which SMI or any of its Subsidiaries is a party or by which SMI or any of its Subsidiaries is bound;

(6)	SMI must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	SMI must deliver to the Trustee an officers’ certificate stating that the deposit was not made by SMI with the intent of preferring the Holders of New Notes over the other creditors of SMI or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors, any Guarantor of SMI or others; and

(8)	SMI must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Notes as expressly provided for in the Indenture) as to all outstanding New Notes under the Indenture when

(a)	either:

(1)	all such New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid or New Notes whose payment has been deposited in trust or segregated and held in trust by SMI and thereafter repaid to SMI or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation; or

(2)	all New Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of SMI;

(b)	SMI or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such maturity, Stated Maturity or redemption date;

(c)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d)	SMI or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by SMI and any Guarantor; and

(e)	SMI has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which SMI, any Guarantor or any Subsidiary is a party or by which SMI, any Guarantor or any Subsidiary is bound.

Transfer and Exchange

A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. SMI may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. SMI is not required to transfer or exchange any New Note selected for redemption. Also, SMI is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

The registered Holder of a New Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for New Notes).

Further, any existing default or compliance with any provision of the Indenture, the Guarantees or the New Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder):

(1)	reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption or repurchase of the New Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any New Note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any New Note payable in money other than that stated in the New Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes;

(7)	waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)	make any change in the foregoing amendment and waiver provisions; or

(10)	make any amendment to the provisions of Article X of the Indenture (which relate to subordination) or the related definitions if such amendment would adversely affect the rights of Holders of New Notes.

In addition, any amendment to the provisions of the Indenture which relate to “—Repurchase at the Option of Holders— Change of Control” and “—Asset Sales” or the related definitions will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the New Notes then outstanding if such amendment would adversely affect the rights of Holders of New Notes and any amendment to the provisions of the Indenture relating to subordination or legal or covenant defeasance will require the consent of the lenders under the Credit Agreement (or the agent therefor, acting on their behalf).

Notwithstanding the foregoing, without the consent of any Holder of New Notes, SMI, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the New Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3)	to provide for the assumption of SMI’s or a Guarantor’s obligations to Holders of New Notes in the case of a merger or consolidation;

(4)	to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)	to provide for the issuance of Additional Notes pursuant to the Indenture to the extent permitted under the restrictions contained in the Credit Agreement and described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of SMI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest, the Trustee must:

(1)	eliminate such conflict within 90 days;

(2)	if a registration statement with respect to the New Notes is effective, apply to the Commission for permission to continue; or

(3)	resign.

The Holders of a majority in aggregate principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

You may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Speedway Motorsports, Inc., Post Office Box 600, Concord, North Carolina 28206-0600, Attention: Ms. Marylaurel E. Wilks, telephone: (704) 455-3239.

Book-Entry, Delivery and Form

The New Notes will be in the form of one or more global notes without interest coupons (collectively, “Global Notes”). Upon issuance the Global Notes will be deposited (the “Closing Date”) with, or on behalf of, The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the “Global Note Holder”) in each case for credit to the accounts of the Depository’s Direct and Indirect Participants (as defined below).

Transfer of beneficial interests in any Global Note will be subject to the applicable rules and procedures of the Depository and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

Notes that are issued as described below under “— Certificated Securities” will be issued in the form of registered definitive certificates (the “Certificated Securities”). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of New Notes being transferred.

The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depository’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depository’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository’s Participants or the Depository’s Indirect Participants.

SMI expects that pursuant to procedures established by the Depository ownership of the New Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository’s Participants), the Depository’s Participants and the Depository’s Indirect Participants.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any New Notes evidenced by the Global Note. Beneficial owners of New Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither SMI nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the New Notes.

Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, SMI and the Trustee may treat the persons in whose names New Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither SMI nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. SMI believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Standing instructions and customary practices will govern payments by the Depository’s Participants and the Depository’s Indirect Participants to the beneficial owners of New Notes. Payments will be the responsibility of the Depository’s Participants or the Depository’s Indirect Participants.

Certificated Securities

Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

In addition, if (l) SMI notifies the Trustee in writing that the Depository is no longer willing or able to act as a depositary and SMI is unable to locate a qualified successor within 90 days or (2) SMI, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, New Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related New Notes.

Neither SMI nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of New Notes and SMI and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

Same-Day Settlement and Payment

Payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) must be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, SMI will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address.

The New Notes represented by the Global Note are expected to be eligible to trade in the Depository’s same-day funds Settlement System. Any permitted secondary market trading activity in such New Notes will be required by the Depository to be settled in immediately available funds. SMI expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Liquidated Damages

SMI, the Guarantors and the initial purchasers of the Original Notes entered into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the offering of the Original Notes. Pursuant to the Registration Rights Agreement, SMI agreed to file with the Commission the exchange offer registration statement on the Form S-4 under the Securities Act, of which this prospectus is a part, with respect to the New Notes (“Exchange Offer Registration Statement”).

If SMI is not required to file the Exchange Offer Registration Statement under the Registration Rights Agreement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, then SMI will file with the Commission a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

SMI will pay Liquidated Damages to each Holder of Original Notes in the following circumstances:

(1)	SMI fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2)	any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3)	SMI fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (including as a result of SMI’s suspending the use of any prospectus pursuant to the preceding paragraph) in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above a “Registration Default”).

With respect to the first 90-day period immediately following the occurrence of such Registration Default, SMI will pay Liquidated Damages in an amount equal to $.05 per week per $1,000 principal amount of Original Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Original Notes.

All accrued Liquidated Damages will be paid by SMI on each interest payment date with respect to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

If SMI is required to file a Shelf Registration Statement and in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages, holders of Original Notes will be required to do the following:

(1)	make certain representations to SMI (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer;

(2)	deliver information to be used in connection with the Shelf Registration Statement; and

(3)	provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement.

Certain Definitions

The following defined terms are used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person that was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SMI, its Subsidiaries and the Unrestricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and shall not be deemed to be “Asset Sales”; and

(2)	the issue or sale by SMI or any of its Subsidiaries of Equity Interests of any of SMI’s Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or a series of related transactions

(a)	that have a fair market value of less than $1,000,000; or

(b)	for net proceeds of less than $1,000,000;

(2)	a transfer of assets by SMI to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to SMI or to another Wholly Owned Subsidiary;

(3)	an issuance of Equity Interests by a Wholly Owned Subsidiary to SMI or to another Wholly Owned Subsidiary;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants— Restricted Payments” will not be deemed to be Asset Sales;

(5)	the sale of Cash Equivalents in the ordinary course of business;

(6)	a disposition of inventory in the ordinary course of business;

(7)	a disposition of obsolete or worn out equipment that is no longer useful in the conduct of the business of SMI and its Subsidiaries and that is disposed of in each case in the ordinary course of business;

(8)	the licensing or sublicensing of intellectual property in the ordinary course of business which do not materially interfere with the business of SMI and its Subsidiaries taken as a whole;

(9)	foreclosure on assets; and

(10)	the disposition or distribution of any Capital Stock of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership, partnership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of (a) SMI and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than O. Bruton Smith or his Related Parties or Sonic Financial Corporation or any of their respective Affiliates or (b) Sonic Financial Corporation to any “person” (as defined above) other than O. Bruton Smith or his Related Parties or any of their respective Affiliates;

(2)	the adoption of a plan relating to the liquidation or dissolution of SMI or Sonic Financial Corporation;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any “person” (as defined above), other than O. Bruton Smith or his Related Parties or Sonic Financial Corporation or any of their respective Affiliates, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of SMI or (b) any “person” (as defined above), other than O. Bruton Smith or his Related Parties or any of their respective Affiliates, becomes the “beneficial owner” (as defined above), directly or indirectly, of more than 50% of the Voting Stock of Sonic Financial Corporation;

(4)	the first day on which a majority of the members of the Board of Directors of SMI or Sonic Financial Corporation are not Continuing Directors; or

(5)	a repurchase event or change of control payment or put or any similar event occurs as a result of a change of control provision or a default occurs as a result of a change of control with respect to any other Indebtedness of SMI or any Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

(1)	an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

(2)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items of such Person and its Subsidiaries increasing Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to SMI by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof;

(2)	the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	the Net Income of, or any dividends or other distributions from, the Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, until distributed in cash to SMI or one of its Subsidiaries.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; less

(a)	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person;

(b)	all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); and

(c)	all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Continuing Directors” means, with respect to any Person as of any date of determination, any member of the Board of Directors of such Person who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means one or more debt facilities (including without limitation the Credit Agreement dated as of May 16, 2003 by and among SMI and Speedway Funding, LLC, as borrowers, and the lenders named therein in aggregate principal amount of $300.0 million (the “2003 Credit Facility”)), commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, letter of credit or other debt obligations, in each case as amended, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

“1999 Credit Agreement” means that certain Credit Agreement dated as of May 28, 1999, as amended, by and among SMI, as borrower, and the lenders named therein, including NationsBank, N.A., as agent for the lenders and a lender, and First Union National Bank, as co-agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, extended or refinanced from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Indebtedness” means (1) any Senior Indebtedness outstanding under the Credit Agreement and (2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by SMI as “Designated Senior Indebtedness.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock. It does not include any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock) of SMI with gross proceeds to SMI of at least $25 million (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of SMI).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing Indebtedness” means Indebtedness of SMI and its Subsidiaries in existence on the date of the Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); plus

(4)	the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that SMI or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above:

(1)	acquisitions that have been made by SMI or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of SMI. Any such pro forma calculations may include operating expense reductions for such period expecting to result from an acquisition which is being given pro forma effect that would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of SMI, the interest rate shall be calculated by applying such optional rate chosen by SMI.

“Foreign Subsidiary” means any Subsidiary of SMI that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

“Government Securities” means:

(1)	securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and

(2)	depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any Government Security which is specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any Government Security which is so specified and held; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal or interest of the Government Security evidenced by such depositary receipt.

“Guarantee” or “guarantee” (unless the context requires otherwise) means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor:

(1)	the guarantee of such Guarantor of SMI’s Obligations under the Credit Agreement; and

(2)	any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee of such Guarantor.

Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness of such Guarantor representing a guarantee of Indebtedness of SMI or any other Guarantor which is subordinate or junior to, or pari passu with, the Notes or the Guarantee of such other Guarantor, as the case may be;

(2)	any Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor;

(3)	any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(4)	any Indebtedness of such Guarantor to any of its Subsidiaries or other Affiliates;

(5)	any trade payables; or

(6)	that portion of any Indebtedness that is incurred in violation of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates and the value of foreign currencies purchased by SMI or any of its Subsidiaries in the ordinary course of business.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of any of the following if and to the extent it would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (other than letters of credit and Hedging Obligations):

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	representing Capital Lease Obligations; or

(5)	the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable.

In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, that an acquisition of assets, Equity Interests or other securities by SMI for consideration consisting of common equity securities of SMI shall not be deemed to be an Investment.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. It includes any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Like Kind Exchange” means the exchange pursuant to Section 1031 of the Code of the following:

(1)	any real property (other than any speedway that is owned on or acquired after the date of the Indenture by SMI or any Subsidiary) used or to be used in connection with the business of SMI; or

(2)	any other real property to be used in connection with the business of SMI.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or such extraordinary or nonrecurring gain (but not loss);

(3)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan;

(4)	any gain (but not loss), net of taxes (less all fees and expenses relating thereto), in respect of restructuring charges other than in the ordinary course of business;

(5)	any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date;

(6)	all deferred financing costs written off, and premiums paid and losses or gains incurred, in connection with any early extinguishment of Indebtedness including in connection with the redemption of the 8 1/2% Notes; and

(7)	any noncash compensation changes or other noncash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Net Proceeds” means the aggregate cash proceeds (or in the case of any Asset Sale involving the Unrestricted Subsidiary, the amount of such aggregate cash proceeds that equals the aggregate amount of all Restricted Investments in the Unrestricted Subsidiary that have not been repaid prior to the date of such Asset Sale) received by SMI or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

Notwithstanding the foregoing, in the event SMI or any of its Subsidiaries engages in a Like Kind Exchange, Net Proceeds shall not include any cash proceeds with respect to such Like Kind Exchange that are reinvested in or used to purchase pursuant to Section 1031 of the Code like kind real property used or to be used in the business of SMI.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither SMI nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against the Unrestricted Subsidiary) would permit (upon notice or lapse of time or both) any holder of any other Indebtedness of SMI or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investments” means:

(1)	any Investment in SMI or in a Wholly Owned Subsidiary of SMI;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by SMI or any Subsidiary of SMI in a Person, if as a result of such Investment

(a)	such Person becomes a Wholly Owned Subsidiary of SMI or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SMI or a Wholly Owned Subsidiary of SMI;

(4)	any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption — Repurchase at the Option of Holders—Asset Sales;” and

(5)	Investments in Unrestricted Subsidiaries or in non-Wholly-Owned Subsidiaries or in joint ventures engaged in a similar or complementary line of business as SMI on the date of the Investment, which Investments do not exceed at any one time outstanding $15.0 million in the aggregate.

“Permitted Liens” means:

(1)	Liens on assets of SMI and its Subsidiaries securing Senior Indebtedness and Liens on assets of a Guarantor securing Guarantor Senior Indebtedness of such Guarantor, that was permitted by the terms of the Indenture to be incurred;

(2)	Liens in favor of SMI or a Wholly Owned Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged into or consolidated with SMI or any Subsidiary of SMI, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SMI;

(4)	Liens on property existing at the time of acquisition thereof by SMI or any Subsidiary of SMI, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens relating to judgments to the extent permitted under the Indenture;

(7)	Liens securing the Notes and the Subsidiary Guarantees;

(8)	Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be incurred under clause 13 of paragraph (c) in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(9)	Liens existing on the date of the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of SMI or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SMI or any of its Subsidiaries; provided, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by SMI or by the Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Related Parties” means, when used with respect to any individual, the spouse, lineal descendants, parents and siblings of any such individual; the estates, heirs, legatees and legal representatives of any such individual and any of the foregoing; and all trusts established by any such individual and any of the foregoing for estate planning purposes of which any such individual and any of the foregoing are the sole beneficiaries or grantors.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission under that act.

“Senior Indebtedness” means:

(1)	Indebtedness under the Credit Agreement (including interest in respect thereof accruing after the commencement of any bankruptcy or similar proceeding to the extent that such interest is allowable as a bankruptcy claim in such proceeding); and

(2)	any other Indebtedness permitted to be incurred by SMI under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(1)	any Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of SMI;

(2)	any liability for federal, state, local or other taxes owed or owing by SMI;

(3)	any Indebtedness of SMI to any of its Subsidiaries, the Unrestricted Subsidiary or other Affiliates;

(4)	any trade payables; or

(5)	that portion of Indebtedness that is incurred in violation of the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any payment of interest on or principal of any Indebtedness, the date on which such payment was scheduled to be made in the documentation governing such Indebtedness without regard to the occurrence of any subsequent event or contingency.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Notwithstanding the foregoing, Unrestricted Subsidiaries shall not, while designated as an unrestricted subsidiary as described above under “—Subsidiary Guarantees,” be a Subsidiary of SMI for any purposes of the Indenture.

“Subsidiary Guarantee” means, individually and collectively, the guarantees given by the Guarantors pursuant to the terms of the Indenture, including a notation in the New Notes substantially in the form included in Exhibit E to the Indenture.

“Unrestricted Subsidiary” as of the Issue Date means Oil-Chem Research Corporation. Following the Issue Date, additional Unrestricted Subsidiaries can be designated pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitations on Unrestricted Subsidiaries.”

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. Notwithstanding the foregoing, Unrestricted Subsidiaries shall not, while designated as unrestricted subsidiaries as described above under “—Subsidiary Guarantees,” and under “—Certain Covenants—Limitations on Unrestricted Subsidiaries,” be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of this exchange offer to a holder of Original Notes that purchased the Original Notes pursuant to their original issue and that holds the Original Notes and will hold the New Notes as capital assets. It does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, holders that hold the Original Notes or New Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a “synthetic security” or other integrated investment (including a “conversion transaction”) comprised of a note and one or more investments, or holders that have a “functional currency” other than the U.S. dollar. This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the exchange offer, the Original Notes, the New Notes or the holders thereof.

The exchange of New Notes for the Original Notes pursuant to this exchange offer should not be treated as an “exchange” for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Original Notes. As a result there should be no federal income tax consequences to holders of the Original Notes exchanging the Original Notes for the New Notes pursuant to this exchange offer, and therefore: (i) no gain or loss should be realized by a holder upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Original Note exchanged therefor, and (iii) the adjusted tax basis of the New Note should be the same as the adjusted basis of the Original Note exchanged therefor immediately before the exchange.

THIS SUMMARY DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER’S DECISION TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES. EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS OR OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of New Notes received in exchange for Original Notes that had been acquired as a result of market-making or other trading activities. We have agreed that for a period ending on the earlier of (i) 365 days from the date on which this Registration Statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For such period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal or otherwise.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on these New Notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the New Notes. Any broker-dealer that resells New Notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the New Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, will pass upon the validity of the New Notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Speedway Motorsports, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002) and have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Exchange Offer For

$100,000,000

6 3/4% Senior Subordinated Notes due 2013

PROSPECTUS

ALL TENDERED ORIGINAL NOTES,

EXECUTED LETTERS OF TRANSMITTAL AND

OTHER RELATED DOCUMENTS SHOULD

BE DIRECTED TO THE EXCHANGE AGENT.

QUESTIONS AND REQUESTS FOR ASSISTANCE

AND REQUESTS FOR ADDITIONAL COPIES

OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL

AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED

TO THE EXCHANGE AGENT AS FOLLOWS:

BY REGISTERED OR CERTIFIED MAIL:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

BY HAND OR OVERNIGHT COURIER:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

BY FACSIMILE:

(651) 495-8097 (MN)

Confirm by Telephone (800) 934-6802

(Originals of all documents submitted

by facsimile should be sent promptly by hand,

overnight courier, or registered or certified mail.)

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The Registrant’s Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant’s Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 102(b) (7)”).

Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses (including attorneys’ fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b) (7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing or redeeming stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

Section 8 of the Registration Rights Agreement (filed as Exhibit 10.25 to this Registration Statement) provides that the holders of transfer restricted securities covered by this Registration Statement severally and not jointly will indemnify and hold harmless the Registrant, the guarantor subsidiaries, and their respective officers, directors, partners, employees, representatives and agents from and against any liability caused by any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make statements not misleading in the Registration Statement, in the Prospectus or in any amendment or supplement thereto, but only with respect to claims and actions based on written information furnished to the Registrant by the holders of transfer restricted securities covered by this Registration Statement expressly for use therein.

Item 21.    Exhibits and Financial Statement Schedules

Reference is made to the information contained in the Index to Exhibits filed as a part of this Registration Statement, which information immediately follows the signature pages attached hereto.

Item 22.    Undertakings.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY MOTORSPORTS, INC.

By:	/s/ William R. Brooks
William R. Brooks
Chief Financial Officer, Executive Vice President, Treasurer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Motorsports, Inc., do hereby constitute and appoint Messrs. O. Bruton Smith, H.A. Wheeler, and William R. Brooks, each with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Motorsports, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chairman, Chief Executive Officer and Director (principal executive officer)	August 30, 2004

/s/ H.A. Wheeler H.A. Wheeler	President, Chief Operating Officer and Director	August 30, 2004

/s/ William R. Brooks William R. Brooks	Executive Vice President, Treasurer, Chief Financial Officer and Director (principal financial officer and principal accounting officer)	August 30, 2004

/s/ Marcus G. Smith Marcus G. Smith	Executive Vice President and Director	August 30, 2004

/s/ William P. Benton William P. Benton	Director	August 30, 2004

Signature	Title	Date

/s/ Mark M. Gambill Mark M. Gambill	Director	August 30, 2004

/s/ James P. Holden James P. Holden	Director	August 27, 2004

/s/ Robert L. Rewey Robert L. Rewey	Director	August 30, 2004

/s/ Tom E. Smith Tom E. Smith	Director	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

ATLANTA MOTOR SPEEDWAY, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Atlanta Motor Speedway, Inc., do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, each with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Atlanta Motor Speedway, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chairman, Chief Executive Officer and Director (principal executive officer)	August 30, 2004

/s/ H.A. Wheeler H.A. Wheeler	Director	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Director	August 30, 2004

/s/ Mike Bruner Mike Bruner	Vice President, Treasurer and Secretary (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

BRISTOL MOTOR SPEEDWAY, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Bristol Motor Speedway, Inc., do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Bristol Motor Speedway, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statements, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chairman, Chief Executive Officer and Director (principal executive officer)	August 30, 2004

/s/ H.A. Wheeler H.A. Wheeler	Vice President and Director	August 30, 2004

/s/ Fred King Fred King	Vice President, Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

CHARLOTTE MOTOR SPEEDWAY, LLC

By:	/s/ William R. Brooks
William R. Brooks
Vice President and Manager

POWER OF ATTORNEY

We, the undersigned directors and officers of Charlotte Motor Speedway, LLC, do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Charlotte Motor Speedway, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and Manager (principal executive officer)	August 30, 2004

/s/ H.A. Wheeler H.A. Wheeler	President and Manager	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Manager	August 30, 2004

/s/ Robert Litaker Robert Litaker	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

INEX CORP.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of INEX Corp. do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable INEX Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard Burke Richard Burke	President and Director (principal executive officer)	August 30, 2004

/s/ Robert G. Litaker Robert G. Litaker	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

LAS VEGAS MOTOR SPEEDWAY, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Las Vegas Motor Speedway, Inc., do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Las Vegas Motor Speedway, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	President and Director (principal executive officer)	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Assistant Secretary, Assistant Treasurer and Director	August 30, 2004

/s/ William Soard William Soard	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30,2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

MOTORSPORTS BY MAIL, LLC

By:	/s/ William R. Brooks
William R. Brooks
President and Manager

POWER OF ATTORNEY

We, the undersigned directors and officers of Motorsports by Mail, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Motorsports by Mail, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Brooks William R. Brooks	President and Manager (principal executive officer, principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY TBA, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway TBA, Inc. do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway TBA, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	President and Director (principal executive officer)	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President, Director, Treasurer and Assistant Secretary (principal financial officer and principal accounting officer)	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Secretary, Assistant Treasurer and Director	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

NEVADA SPEEDWAY, LLC

By:	/s/ William R. Brooks
William R. Brooks
President and Manager

POWER OF ATTORNEY

We, the undersigned directors and officers of Nevada Speedway, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Nevada Speedway, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer, President and Manager (principal executive officer)	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Assistant Secretary, Assistant Treasurer, and Manager	August 30, 2004

/s/ William Soard William Soard	Vice President, Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY FUNDING, LLC

By:	/s/ William R. Brooks
William R. Brooks
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Funding, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Funding, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Brooks William R. Brooks	President and Manager (principal executive officer)	August 30, 2004

/s/ Janice C. George Janice C. George	Vice President and Manager	August 30, 2004

/s/ William Soard William Soard	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Assistant Secretary, Assistant Treasurer, and Manager	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY SYSTEMS LLC

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Systems LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Systems LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and President and Chief Executive Officer and Director of SPR, Inc., the Director of the Registrant (principal executive officer)	August 30, 2004

/s/ Jennifer Turley Jennifer Turley	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPR, Inc.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of SPR, Inc. do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable SPR, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and Director (principal executive officer)	August 30, 2004

/s/ Steve Page Steve Page	President and Director	August 30, 2004

/s/ Sara Grafals Sara Grafals	Vice President, Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

TEXAS MOTOR SPEEDWAY, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Texas Motor Speedway, Inc. do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Texas Motor Speedway, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	President and Director (principal executive officer)	August 30, 2004

/s/ H.A. Wheeler H.A. Wheeler	Vice President and Director	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Director	August 30, 2004

/s/ Tom Kelly Tom Kelly	Vice President, Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY PROPERTIES COMPANY, LLC

By:	/s/ William R. Brooks
William R. Brooks
President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Properties Company, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Properties Company, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Brooks William R. Brooks	President and Manager (principal executive officer)	August 30, 2004

/s/ Janice C. George Janice C. George	Vice President and Manager	August 30, 2004

/s/ William Soard William Soard	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY SONOMA, LLC

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Sonoma, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Sonoma, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and Manager (principal executive officer)	August 30, 2004

/s/ Sara Grafals Sara Grafals	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Assistant Secretary, Assistant Treasurer and Manager	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SPEEDWAY MEDIA, LLC

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Speedway Media, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Speedway Media, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	President and Manager (principal executive officer)	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Manager	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Vice President, Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

TRACKSIDE HOLDING CORPORATION

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of Trackside Holding Corporation do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorney-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable Trackside Holding Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	President and Director (principal executive officer)	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Director	August 30, 2004

/s/ Randall A. Storey Randall A. Storey	Secretary, Treasurer and Director (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

600 RACING, INC.

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of 600 Racing, Inc., do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable 600 Racing, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ H.A. Wheeler H.A. Wheeler	President (principal executive officer)	August 30, 2004

/s/ Richard Burke Richard Burke	Vice President, Secretary, Treasurer and Director (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

SMI TRACKSIDE, LLC

By:	SPEEDWAY SYSTEMS LLC, its Manager

By:	SPR, INC., a Delaware corporation, its Manager

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of SMI Trackside, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable SMI Trackside, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and Director of SPR, Inc., Manager of Speedway Systems LLC, Manager of the Registrant	August 30, 2004

/s/ Steve Page Steve Page	President and Director of SPR, Inc., Manager of Speedway Systems LLC, Manager of the Registrant	August 30, 2004

/s/ William R. Brooks William R. Brooks	Vice President and Director (principal executive officer)	August 30, 2004

/s/ William F. Raines, III William F. Raines, III	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on August 30, 2004.

TSI MANAGEMENT COMPANY, LLC

By:	SPEEDWAY SYSTEMS LLC, its Manager

By:	SPR, INC., a Delaware corporation, its Manager

By:	/s/ William R. Brooks
William R. Brooks
Vice President

POWER OF ATTORNEY

We, the undersigned directors and officers of TSI Management Company, LLC do hereby constitute and appoint O. Bruton Smith, H.A. Wheeler, and William R. Brooks, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things they may deem necessary or advisable to enable TSI Management Company, LLC to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any and all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O. Bruton Smith O. Bruton Smith	Chief Executive Officer and Director of SPR, Inc., the Manager of Speedway Systems LLC, Manager of the Registrant	August 30, 2004

/s/ Steve Page Steve Page	President and Director of SPR, Inc., the Manager of Speedway Systems LLC, Manager of the Registrant	August 30, 2004

/s/ George de Bidart George de Bidart	President (principal executive officer)	August 30, 2004

/s/ Jennifer Turley Jennifer Turley	Secretary and Treasurer (principal financial officer and principal accounting officer)	August 30, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Certificate of Incorporation of Speedway Motorsports, Inc. (“SMI”) (incorporated by reference to Exhibit 3.1 to SMI’s Registration Statement on Form S-1 filed December 22, 1994 (File No. 33-87740) (the “Form S-1”)).
3.2	Bylaws of SMI (incorporated by reference to Exhibit 3.2 to the Form S-1).
3.3	Amendment to Certificate of Incorporation of SMI (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to SMI’s Registration Statement on Form S-3 filed November 13, 1996 (File No. 333-13431) (the “November 1996 Form S-3”)).
3.4	Amendment to Certificate of Incorporation of SMI (incorporated by reference to Exhibit 3.4 to SMI’s Registration Statement on Form S-4 filed September 8, 1997 (File No. 333-35091) (the “September 1997 Form S-4”)).
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Form S-1).
4.2	Indenture dated as of September 1, 1996 between SMI and First Union National Bank of North Carolina, as Trustee (the “First Union Indenture”) (incorporated by reference to Exhibit 4.1 to the November 1996 Form S-3).
4.3	Form of 5 3/4% Convertible Subordinated Debenture due 2003 (included in the First Union Indenture).
4.4	Indenture dated as of August 4, 1997 between SMI, the Guarantors named therein and U.S. Bank National Association, as successor in interest to First Trust National Association, as Trustee (the “First Trust Indenture”) (incorporated by reference to Exhibit 4.1 to the September 1997 Form S-4).
4.5	Form of 8 1/2% Senior Subordinated Notes Due 2007 (included in the First Trust Indenture).
4.6	First Supplemental Indenture to the First Trust Indenture, dated as of April 1, 1999 (incorporated by reference to Exhibit 4.6 to SMI’s Registration Statement on Form S-4 filed June 4, 1999 (File No. 333-80021) (the “June 1999 Form S-4”).
4.7	Second Supplemental Indenture to the First Trust Indenture, dated as of June 1, 1999 (incorporated by reference to Exhibit 4.7 to the June 1999 Form S-4).
4.8	Third Supplemental Indenture to the First Trust Indenture, dated as of December 31, 1999 (incorporated by reference to Exhibit 4.8 to SMI’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 Form 10-K”).
4.9	Fourth Supplemental Indenture to the First Trust Indenture, dated as of December 31, 2000 (incorporated by reference to Exhibit 4.9 to the 2000 Form 10-K).
4.10	Fifth Supplemental Indenture to the First Trust Indenture, dated as of December 31, 2001 (incorporated by reference to Exhibit 4.10 to SMI’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Form 10-K”)).
4.11	Sixth Supplemental Indenture to the First Trust Indenture, dated as of January 17, 2003 (incorporated by reference to Exhibit 4.1 to SMI’s Quarterly Report for the quarterly period ended March 31, 2003 (the “March 2003 Form 10-Q”)).
4.12	Indenture dated as of May 11, 1999 between SMI, the Guarantors named therein and U.S. Bank National Association, as successor in interest to U.S. Bank Trust National Association, as Trustee (the “U.S. Bank Trust Indenture”) (incorporated by reference to Exhibit 4.8 to the June 1999 Form S-4).
4.13	Form of 8 1/2% Senior Subordinated Notes Due 2007 (included in the U.S. Bank Trust Indenture).

Exhibit Number	Description
4.14	First Supplemental Indenture to the U.S. Bank Trust Indenture, dated as of June 1, 1999 (incorporated by reference to Exhibit 4.10 to the June 1999 Form S-4).
4.15	Second Supplemental Indenture to the U.S. Bank Trust Indenture, dated as of December 31, 1999 (incorporated by reference to Exhibit 4.13 to the 2000 Form 10-K).
4.16	Third Supplemental Indenture to the U.S. Bank Trust Indenture, dated as of December 31, 2000 (incorporated by reference to Exhibit 4.14 to the 2000 Form 10-K).
4.17	Fourth Supplemental Indenture to the U.S. Bank Trust Indenture, dated as of December 31, 2001 (incorporated by reference to Exhibit 4.16 to the 2002 Form 10-K).
4.18	Fifth Supplemental Indenture to the U.S. Bank Trust Indenture, dated as of January 17, 2003 (incorporated by reference to Exhibit 4.2 to the March 2003 Form 10-Q).
4.19	Indenture dated as of May 16, 2003 between SMI, the Guarantors named therein and U.S. Bank National Association, as Trustee (the “2003 Indenture”) (incorporated by reference to Exhibit 4.1 to SMI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the “June 30, 2003 Form 10-Q”)).
4.20	Form of 6 3/4% Senior Subordinated Notes due 2013 (included in the 2003 Indenture) (incorporated by reference to Exhibit 4.1 to June 23, 2003 Form 10-Q).
4.21	First Supplemental Indenture to the 2003 Indenture dated June 28, 2004 between SMI, the Guarantors and Guaranteeing Subsidiaries named therein, and U.S. Bank National Association, as Trustee.
5.1	Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
†10.1	Deferred Compensation Plan and Agreement by and between Atlanta Motor Speedway, Inc. and Edwin R. Clark, dated as of January 22, 1993 (incorporated by reference to Exhibit 10.43 to the Form S-1).
†10.2	Deferred Compensation Plan and Agreement by and between Charlotte Motor Speedway, Inc. and H.A. Wheeler, dated as of March 1, 1990 (incorporated by reference to Exhibit 10.44 to the Form S-1).
†10.3	Speedway Motorsports, Inc. 1994 Stock Option Plan Amended and Restated May 9, 2002 (incorporated by reference to Exhibit 4.1 to SMI’s Registration Statement on Form S-8 filed May 31, 2002 (File No. 333-89496)).
†10.4	Speedway Motorsports, Inc. Formula Stock Option Plan Amended and Restated May 9, 2002 (incorporated by reference to Appendix B to SMI’s Definitive Proxy Statement filed April 25, 2002).
†10.5	Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated as of May 3, 2000 (incorporated by reference to Exhibit 4.1 to SMI’s Registration Statement on Form S-8 filed September 19, 2001 (File No. 333-69618)).
10.6	Promissory Note made by Atlanta Motor Speedway, Inc. in favor of Sonic Financial Corporation in the amount of $1,708,767, dated as of December 31, 1993 (incorporated by reference to Exhibit 10.51 to the Form S-1).
10.7	Non-Negotiable Promissory Note dated April 24, 1995 by O. Bruton Smith in favor of SMI (incorporated by reference to Exhibit 10.20 to SMI’s Annual Report on Form 10-K for the year ended December 31, 1995 (the “1995 Form 10-K”)).
10.8	Purchase Contract dated December 18, 1996 between Texas Motor Speedway, Inc., as seller, and FW Sports Authority, Inc., as purchaser (incorporated by reference to Exhibit 10.23 to SMI’s Annual Report on Form 10-K for the year ended December 31, 1996 (the “1996 Form 10-K”)).
10.9	Lease Agreement dated as of December 18, 1996 between FW Sports Authority, Inc., as lessor, and Texas Motor Speedway, Inc., as lessee (incorporated by reference to Exhibit 10.24 to the 1996 Form 10-K).

Exhibit Number	Description
10.10	Guaranty Agreement dated as of December 18, 1996 among SMI, the City of Fort Worth, Texas and FW Sports Authority, Inc. (incorporated by reference to Exhibit 10.25 to the 1996 Form 10-K).
10.11	Naming Rights Agreement dated as of February 9, 1999 by and between Speedway Motorsports, Inc., Charlotte Motor Speedway, Inc., Lowe’s Home Center’s, Inc., Lowe’s HIW, Inc. and Sterling Advertising Ltd. (incorporated by reference to Exhibit 10.1 to SMI’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999).
10.12	Credit Agreement dated as of May 28, 1999 (the “1999 Credit Agreement”) among SMI and Speedway Funding Corp., as borrowers, certain subsidiaries of SMI, as guarantors, and the lenders named therein, including NationsBank, N.A., as agent for the lenders and a lender (incorporated by reference to Exhibit 10.36 to the June 1999 Form S-4).
10.13	First Amendment to the 1999 Credit Agreement, dated as of September 12, 2002 (incorporated by reference to Exhibit 10.13 to the 2002 Form 10-K).
10.14	Pledge Agreement dated as of May 28, 1999 among SMI and the subsidiaries of SMI that are guarantors under the 1999 Credit Agreement, as pledgors, and, NationsBank, N.A., as agent for the lenders under the 1999 Credit Agreement (incorporated by reference to Exhibit 10.37 to the June 1999 Form S-4).
10.15	Asset Purchase Agreement between Speedway Systems LLC, Charlotte Motor Speedway, LLC, Texas Motor Speedway, Inc., Bristol Motor Speedway, Inc. and Levy Premium Foodservice Limited Partnership dated November 29, 2001 (the “Levy Asset Purchase Agreement”) (portions omitted pursuant to a request for confidential treatment) (incorporated by reference to Exhibit 10.14 to SMI’s Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Form 10-K”)).
10.16	Amendment Number 1 to Levy Asset Purchase Agreement dated January 31, 2002 (portions omitted pursuant to a request for confidential treatment) (incorporated by reference to Exhibit 10.15 to the 2001 Form 10-K).
10.17	Management Agreement by and between SMI, Levy Premium Foodservice Limited Partnership and Levy Premium Foodservice Partnership of Texas dated November 29, 2001 (the “Levy Management Agreement”) (portions omitted pursuant to a request for confidential treatment) (incorporated by reference to Exhibit 10.16 to the 2001 Form 10-K).
10.18	Assignment of and Amendment to Levy Management Agreement dated January 24, 2002 (incorporated by reference to Exhibit 10.17 to the 2001 Form 10-K).
10.19	Guaranty Agreement dated November 29, 2001 by SMI in favor of Levy Premium Foodservice Limited Partnership (incorporated by reference to Exhibit 10.18 to the 2001 Form 10-K).
10.20	Guaranty Agreement dated November 29, 2001 by Compass Group USA, Inc. in favor of Speedway Systems LLC, Charlotte Motor Speedway, LLC, Texas Motor Speedway, Inc., Bristol Motor Speedway, Inc. and SMI (incorporated by reference to Exhibit 10.19 to the 2001 Form 10-K).
10.21	Naming Rights Agreement Between Sears Point Raceway, LLC and SMI, and Infineon Technologies
North America Corp., dated June 11, 2002 (incorporated by reference to Exhibit 99.2 to SMI’s Current Report on Form 8-K filed June 24, 2002).
10.23	Credit Agreement dated as of May 16, 2003 among SMI and Speedway Funding, LLC as borrowers, certain subsidiaries and related parties of SMI, as Guarantors, and the Lenders named therein, including Bank of America, N.A. as agent for the Lenders and a Lender (the “2003 Credit Agreement”) (incorporated by reference to Exhibit 10.1 to the June 30, 2003 Form 10-Q).
10.24	Pledge Agreement dated as of May 16, 2003 by SMI and the subsidiaries of SMI that are guarantors under the 2003 Credit Agreement, as pledgors and Bank of America, N.A., as agent for the Lenders and a Lender under the 2003 Credit Agreement (incorporated by reference to Exhibit 10.2 to the June 30, 2003 Form 10-Q).

Exhibit Number	Description
10.25	Registration Rights Agreement dated as of May 16, 2003 by and among SMI, the Guarantors named therein and Banc of America Securities LLC, Wachovia Securities, Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc. and SunTrust Capital Markets Inc. (incorporated by reference to Exhibit 10.3 to the June 30, 2003 Form 10-Q).
10.26	Purchase Agreement dated May 8, 2003 by and among SMI, the Guarantors named therein and Banc of America Securities LLC, Wachovia Securities, Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc. and SunTrust Capital Markets Inc. (incorporated by reference to Exhibit 10.4 to the June 30, 2003 Form 10-Q).
10.27	Speedway Motorsports, Inc. 2004 Stock Incentive Plan dated February 18, 2004 (incorporated by reference to Exhibit 4.1 to SMI’s Registration Statement on Form S-8 filed on April 28, 2004 (File No. 333-114965))
10.28	Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated March 1, 2004 (incorporated by reference to Exhibit 4.1 to SMI’s Registration Statement on Form S-8 filed April 28, 2004 (File No. 333-114969)).
10.29	Asset Purchase Agreement between Speedway TBA, Inc. and North Carolina Speedway, Inc. dated May 11, 2004
10.30	Joinder Agreement dated as of June 28, 2004 between Speedway TBA, Inc., as a Subsidiary Guarantor under the 2003 Credit Agreement, and Bank of America, N.A., as agent for the Lenders and a Lender under the 2003 Credit Agreement.
10.31	Joinder Agreement dated as of June 28, 2004 between TSI Management Company, LLC, as a Subsidiary Guarantor under the 2003 Credit Agreement, and Bank of America, N.A., as agent for the Lenders and a Lender under the 2003 Credit Agreement.
10.32	Pledge Agreement dated as of June 28, 2004 between SMI, Speedway Systems LLC, and Bank of America, N.A., as agent for the Lenders and a Lender under the 2003 Credit Agreement.
10.33	Registration Rights Agreement dated as of July 7, 2004 by and among SMI, the Guarantors named therein, and Banc of America Securities LLC, Wachovia Securities, Inc., Calyon Securities (USA) Inc., and Sun Trust Capital Markets, Inc.
10.34	Purchase Agreement dated June 29, 2004 by and among SMI, the Guarantors named therein, and Banc of America Securities LLC, Wachovia Securities, Inc., Calyon Securities (USA) Inc., and Sun Trust Capital Markets, Inc.
12.1	Statement regarding computation of ratios.
21.1	Subsidiaries of SMI
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 of this Registration Statement)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1	Form of Letter of Transmittal regarding exchange offer.
99.2	Notice of Guaranteed Delivery.

†	Management compensation contract, plan or arrangement.